UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
--------------------------------------------x
                                            :
In re                                       :   Chapter 11
                                            :
Dana Corporation, et al.,                   :   Case No. 06-10354 (BRL)
                                            :
                            Debtors.        :   (Jointly Administered)
                                            :
                                            :
--------------------------------------------x   AMENDED-JOINT PLAN OF
                                                REORGANIZATION
                                                OF DEBTORS AND DEBTORS IN
                                                POSSESSION
                                                --------------------------------

                                                  JONES DAY
                                                  222 East 41st Street
                                                  New York, New York 10017
                                                  Telephone: (212) 326-3939
                                                  Facsimile: (212) 755-7306
                                                  Corinne Ball (CB 8203)
                                                  Richard H. Engman (RE 7861)

                                                         -AND-

                                                  JONES DAY
                                                  North Point
                                                  901 Lakeside Avenue
                                                  Cleveland, Ohio 44114
                                                  Telephone: (216) 586-3939
                                                  Facsimile: (216) 579-0212
                                                  Heather Lennox (HL 3046)
                                                  Carl E. Black (CB 4803)
                                                  Ryan T. Routh (RR 1994)

                                                         -AND-

                                                  JONES DAY
                                                  1420 Peachtree Street, N.E.
                                                  Suite 800
                                                  Atlanta, Georgia 30309-3053
                                                  Telephone: (404) 521-3939
                                                  Facsimile: (404) 581-8330
                                                  Jeffrey B. Ellman (JE 5638)

                                                  Attorneys for Debtors and
                                                  Debtors in Possession
_____ __, 2007

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I.   DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION
              OF TIME..........................................................1
       A.    Defined Terms.....................................................1
       B.    Rules of Interpretation and Computation of Time..................18
             1.   Rules of Interpretation.....................................18
             2.   Computation of Time.........................................18
ARTICLE II.  CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS; CRAMDOWN;
              EXECUTORY CONTRACTS & UNEXPIRED LEASES..........................18
       A.    Unclassified Claims..............................................18
             1.   Payment of Administrative Claims............................18
             2.   Payment of Priority Tax Claims..............................21
       B.    Classified Claims and Interests..................................21
             1.   Priority Claims Against the Consolidated Debtors
                   (Class 1A Claims)..........................................21
             2.   Priority Claims Against EFMG (Class 1B Claims)..............21
             3.   Secured Claims Against the Consolidated Debtors Other Than
                   the Port Authority Secured Claim (Class 2A Claims).........21
             4.   Secured Claims Against EFMG (Class 2B Claims)...............22
             5.   Port Authority Secured Claim (Class 2C Claim)...............22
             6.   Asbestos Personal Injury Claims (Class 3 Claims)............22
             7.   Convenience Claims Against the Consolidated Debtors
                   (Class 4 Claims)...........................................23
             8.   General Unsecured Claims Against EFMG (Class 5A Claims).....23
             9.   5.85% Bond Claims (Class 5B Claims).........................23
             10.  6.5% and 7% Bond Claims (Class 5C Claims)...................23
             11.  9% Bond Claims (Class 5D Claims)............................23
             12.  10.125% Bond Claims (Class 5E Claims).......................23
             13.  Other General Unsecured Claims Against the Consolidated
                   Debtors (Class 5F Claims)..................................23
             14.  Union Claim (Class 5G Claim)................................23
             15.  Prepetition Intercompany Claims (Class 6A Claims)...........23
             16.  Claims of Wholly-Owned and Majority-Owned Non-Debtor
                   Affiliates Other than DCC (Class 6B Claims)................23
             17.  DCC Claim (Class 6C Claim)..................................24
             18.  Old Common Stock of Dana (Class 7A Interests)...............24
             19.  Section 510(b) Old Common Stock Claims Against the
                   Consolidated Debtors (Class 7B Claims).....................24
             20.  Subsidiary Debtor Equity Interests (Class 8 Interests)......24

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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

       C.    Special Provisions Regarding the Treatment of Allowed Secondary
              Liability Claims; Maximum Recovery..............................24
       D.    Confirmation Without Acceptance by All Impaired Classes..........24
       E.    Treatment of Executory Contracts and Unexpired Leases............25
             1.   Executory Contracts and Unexpired Leases to Be Assumed......25
             2.   Approval of Assumptions and Assignments; Assignments
                   Related to Restructuring Transactions......................26
             3.   Payments Related to the Assumption of Executory Contracts
                   or Unexpired Leases........................................26
             4.   Contracts and Leases Entered Into After the Petition Date...26
             5.   Rejection of Executory Contracts and Unexpired Leases.......26
             6.   Bar Date for Rejection Damages..............................27
             7.   Special Executory Contract and Unexpired Lease Issues.......27
             8.   No Change in Control........................................28
ARTICLE III. THE GLOBAL SETTLEMENT............................................28
       A.    Assumption and Assignment of Collective Bargaining Agreements....28
       B.    Cessation of Union Retiree and Long Term Disability Benefits.....28
       C.    Contributions to UAW Union Retiree VEBA and USW Union
              Retiree VEBA....................................................28
       D.    Assumption and Assignment of Pension Benefits....................28
       E.    Emergence Bonus for Union Employees..............................29
       F.    The New Equity Investment........................................29
       G.    New Employment Agreements........................................29
       H.    Limitations on Sales of Core Businesses Prior to Effective Date..29
ARTICLE IV.  CONFIRMATION OF THE PLAN.........................................29
       A.    Conditions Precedent to Confirmation.............................29
       B.    Conditions Precedent to the Effective Date.......................30
       C.    Waiver of Conditions to the Confirmation or Effective Date.......30
       D.    Effect of Nonoccurrence of Conditions to the Effective Date......30
       E.    Effect of Confirmation of the Plan...............................31
             1.   Dissolution of Official Committees..........................31
             2.   Preservation of Rights of Action by the Debtors and the
                   Reorganized Debtors; Recovery Actions......................31
             3.   Comprehensive Settlement of Claims and Controversies........31
             4.   Discharge of Claims and Termination of Interests............31
             5.   Injunction..................................................32
             6.   Releases....................................................33

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
                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

             7.   Exculpation.................................................33
             8.   Termination of Certain Subordination Rights and Settlement
                   of Related Claims and Controversies........................34
ARTICLE V.   MEANS FOR IMPLEMENTATION OF THE PLAN.............................34
       A.    Continued Corporate Existence and Vesting of Assets..............34
       B.    Restructuring Transactions.......................................35
             1.   Restructuring Transactions Generally........................35
             2.   Obligations of Any Successor Corporation in a Restructuring
                   Transaction................................................35
       C.    Corporate Governance and Directors and Officers..................35
             1.   Certificates of Incorporation and Bylaws of New Dana Holdco
                   and the Other Reorganized Debtors..........................35
             2.   Directors and Officers of New Dana Holdco and the Other
                   Reorganized Debtors........................................36
             3.   Compliance with Exchange Act by New Dana Holdco.............36
       D.    New Dana Holdco Common Stock.....................................36
             1.   Issuance and Distribution of New Dana Holdco Common Stock...36
             2.   Listing.....................................................36
             3.   Section 1145 Exemption......................................36
       E.    Employment, Retirement and Other Related Agreements; Cessation
              of Retiree Benefits; Workers' Compensation Programs.............37
             1.   Employment-Related Agreements...............................37
             2.   Cessation of Retiree Benefits...............................37
             3.   Continuation of Workers' Compensation Programs..............37
             4.   Emergence Bonus for Non-Union Employees.....................37
       F.    Corporate Action.................................................37
       G.    Creditor Oversight Committee.....................................38
             1.   Composition.................................................38
             2.   Rights and Responsibilities.................................38
             3.   Fees and Expenses of the Creditor Oversight Committee.......38
       H.    Special Provisions Regarding Insured Claims......................38
             1.   Limitations on Amounts to Be Distributed to Holders of
                   Allowed Insured Claims.....................................38
             2.   Reinstatement and Continuation of Insurance Policies........38
       I.    Cancellation and Surrender of Instruments, Securities and
              Other Documentation.............................................38
             1.   Bonds.......................................................38
             2.   Old Common Stock............................................39
       J.    Release of Liens.................................................39

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

       K.    Effectuating Documents; Further Transactions; Exemption from
              Certain Transfer Taxes..........................................39
ARTICLE VI.  PROVISIONS GOVERNING DISTRIBUTIONS...............................39
       A.    Distributions for Claims and Interests Allowed as of the
              Effective Date..................................................39
       B.    Method of Distributions to Holders of Claims and Interests.......40
       C.    Compensation and Reimbursement for Services Related to
              Distributions...................................................40
       D.    Provisions Governing Disputed Unsecured Claims Reserve...........40
             1.   Funding of the Disputed Unsecured Claims Reserve............40
             2.   Dividends and Distributions.................................40
             3.   Recourse....................................................40
             4.   Voting of Undelivered New Dana Holdco Common Stock..........41
             5.   Tax Treatment...............................................41
       E.    Delivery of Distributions and Undeliverable or Unclaimed
              Distributions...................................................41
             1.   Delivery of Distributions...................................41
             2.   Undeliverable Distributions Held by Disbursing Agents.......42
       F.    Timing and Calculation of Amounts to Be Distributed..............42
             1.   Distributions to Holders of Allowed Claims in Classes
                   Other than 5B, 5C, 5D, 5E, 5F and 7B.......................42
             2.   Postpetition Interest on Claims.............................43
             3.   Post-Effective Date Interest on Claims......................43
             4.   Distributions to Holders of Allowed Claims in Classes 5B,
                   5C, 5D, 5E and 5F..........................................43
             5.   Distributions to Holders of Allowed Interests in Class 7A
                   and Allowed Claims in Class 7B.............................43
             6.   Distributions of New Dana Holdco Common Stock - No
                   Fractional Shares; Rounding................................44
             7.   De Minimis Distributions....................................44
             8.   Administration and Distribution of Union Emergence Shares...44
       G.    Distribution Record Date.........................................44
       H.    Means of Cash Payments...........................................45
       I.    Foreign Currency Exchange Rate...................................45
       J.    Establishment of Reserves........................................45
       K.    Surrender of Canceled Instruments or Securities..................45
             1.   Tender of Bonds.............................................45
             2.   Lost, Stolen, Mutilated or Destroyed Bonds..................45
             3.   Failure to Surrender Bonds..................................45
             4.   Tender of Old Common Stock of Dana..........................46
             5.   Lost, Stolen, Mutilated or Destroyed Old Common
                   Stock of Dana..............................................46

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

             6.   Failure to Surrender Old Common Stock of Dana...............46
       L.    Withholding and Reporting Requirements...........................46
       M.    Setoffs..........................................................47
       N.    Application of Distributions.....................................47
ARTICLE VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS.........................47
       A.    Treatment of Disputed Claims.....................................47
             1.   ADR Procedures..............................................47
             2.   Tort Claims.................................................47
             3.   Disputed Insured Claims.....................................48
             4.   No Distributions Pending Allowance..........................48
       B.    Prosecution of Objections to Claims..............................48
             1.   Objections to Claims........................................48
             2.   Authority to Prosecute Objections...........................48
             3.   Authority to Amend Schedules................................49
       C.    Distributions on Account of Disputed Claims Once Allowed.........49
ARTICLE VIII.CONSOLIDATION OF THE DEBTORS.....................................49
       A.    Consolidation....................................................49
       B.    Order Granting Consolidation.....................................49
ARTICLE IX.  RETENTION OF JURISDICTION........................................50
ARTICLE X.   MISCELLANEOUS PROVISIONS.........................................51
       A.    Modification of the Plan.........................................51
       B.    Revocation of the Plan...........................................51
       C.    Severability of Plan Provisions..................................51
       D.    Successors and Assigns...........................................51
       E.    The New Investment Agreement and Union Settlement Agreements.....51
       F.    Service of Documents.............................................52
             1.   The Debtors and  Reorganized Debtors........................52
             2.   The Creditors' Committee....................................52
             3.   The Retiree Committee.......................................53
             4.   The Ad Hoc Bondholders' Committee...........................53
             5.   Centerbridge and CBP........................................53
             6.   The Unions..................................................53

                                TABLE OF EXHIBITS

Exhibit I.A.57      Creditor Oversight Committee Agreement

Exhibit I.A.65      Debtors in the Chapter 11 Cases

Exhibit I.A.91      Principal Terms of the Exit Facility

Exhibit I.A.131     Pension Plans to Be Assumed and Assigned

Exhibit II.E.1.a    Executory Contracts and Unexpired Leases to be Assumed

Exhibit II.E.1.c    Joint Venture Agreements to be Assumed and Assigned

Exhibit II.E.5      Executory Contracts and Unexpired Leases to be Rejected

Exhibit III.A Collective Bargaining and Related Agreements to be Assumed and Assigned

Exhibit V.B.1       Restructuring Transactions

Exhibit V.C.1.a Certificate of Incorporation (or Comparable Constituent Documents) of New Dana Holdco, including New Dana Holdco's Certificate of Designations and Form Certificates of Incorporation (or Comparable Constituent Documents) for the Other Reorganized Debtors

Exhibit V.C.1.b Bylaws (or Comparable Constituent Documents) of New Dana Holdco and Form Bylaws (or Comparable Constituent Documents) for the Other Reorganized Debtors

Exhibit V.C.2 Initial Directors and Officers of New Dana Holdco and Each Other Reorganized Debtor

                                  INTRODUCTION

          Dana Corporation, a Virginia corporation, and the other above-captioned debtors and debtors in possession (collectively, as further defined below, the "Debtors") propose the following joint plan of reorganization for the resolution of the outstanding claims against and equity interests in the Debtors. The Debtors are the proponents of the Plan (as such term is defined below) within the meaning of section 1129 of the Bankruptcy Code (as such term is defined below). Reference is made to the Debtors' Disclosure Statement (as such term is defined below), distributed contemporaneously with the Plan, for a discussion of the Debtors' history, business, results of operations, historical financial information, projections and properties and for a summary and analysis of the Plan. Other agreements and documents supplement the Plan and have been or will be filed with the Bankruptcy Court (as such term is defined below). These supplemental agreements and documents are referenced in the Plan and the Disclosure Statement and will be available for review.

                                   ARTICLE I.
                     DEFINED TERMS, RULES OF INTERPRETATION
                             AND COMPUTATION OF TIME

A.   DEFINED TERMS

          As   used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules (as each such term is defined below), will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

     1. "5.85% Bonds" means the unsecured notes issued under the 5.85% Bonds Indenture.

     2. "5.85% Bonds Indenture" means the Indenture for Senior Securities between Dana, as Issuer, and Citibank, N.A., as Trustee, dated December 10, 2004, relating to the $450 million 5.85% Notes due January 15, 2015, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

     3. "5.85% Bond Claim" means a Claim against a Debtor under or evidenced by a 5.85% Bond.

     4. "6.5% and 7% Bonds" means the unsecured notes issued under the 6.5% and 7% Bonds Indenture.

     5. "6.5% and 7% Bonds Indenture" means the Indenture for Senior Securities between Dana, as Issuer, and Citibank, N.A., as Trustee, dated December 15, 1997, relating to the (a) $350 million 6.5% Notes due March 1, 2009, (b) $400 million 7% Notes due March 1, 2029, (c) $150 million 6.5% Notes due March 15, 2008 and (d) $200 million 7% Notes due March 15, 2028, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

     6. "6.5% and 7% Bond Claim" means a Claim against a Debtor under or evidenced by a 6.5% and 7% Bond.

     7.   "9% Bonds" means the unsecured notes issued under the 9% Bonds
Indenture.

     8. "9% Bonds Indenture" means the Indenture between Dana, as Issuer, and Citibank, N.A., as Trustee, Registrar and Paying Agent for the Dollar Securities, and Citibank, N.A., London Branch, as Registrar and Paying Agent for the Euro Securities, dated August 8, 2001, relating to the (a) $575 million 9% Notes due August 15, 2011 and (b)(euro)200 9% Notes due August 15, 2011, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

     9. "9% Bond Claim" means a Claim against a Debtor under or evidenced by a 9% Bond.

     10. "10.125% Bonds" means the unsecured notes issued under the 10.125% Bonds Indenture.

     11. "10.125% Bonds Indenture" means the Indenture between Dana, as Issuer, and Citibank, N.A., as Trustee, Registrar and Paying Agent, dated March 11, 2002, relating to the $250 million 10.125% Notes due March 15, 2010, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

     12. "10.125% Bond Claim" means a Claim against a Debtor under or evidenced by a 10.125% Bond.

     13. "Ad Hoc Bondholders' Committee" means the ad hoc committee of holders of Bonds represented by Stroock & Stroock & Lavan LLP.

     14. "Ad Hoc Steering Committee" means DK Partners; Dune Capital Management, LP; Franklin Mutual Advisers; and Silver Point Capital LP or, if any of the aforementioned parties are no longer Bondholders, the four largest Bondholders that have executed appropriate confidentiality agreements with the Debtors and who are members of the Ad Hoc Bondholders' Committee.

     15. "Administrative Claim" means a Claim against a Debtor or its Estate arising on or after the Petition Date and prior to the Effective Date for a cost or expense of administration in the Chapter 11 Cases that is entitled to priority or superpriority under sections 364(c)(1), 503(b), 503(c), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) Claims under the DIP Credit Agreement; (c) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (d) any Allowed Claims for reclamation under section 546(c)(1) of the Bankruptcy Code; (e) Claims, pursuant to section 503(b)(9) of the Bankruptcy Code, for the value of goods received by the Debtors in the 20 days immediately prior to the Petition Date and sold to the Debtors in the ordinary course of the Debtors' businesses; (f) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. Sections 1911-1930; (g) any Claims entitled to administrative priority under the Union Settlement Agreements as approved by the Global Settlement Order; (h) any Claims of Centerbridge entitled to superpriority under the Old Investment Agreement as approved by the Global Settlement Order; (i) any Claims of Appaloosa and the Standby Purchasers arising under the Appaloosa Investment Agreement as approved by the Appaloosa Approval Order; and (j) all Postpetition Intercompany Claims other than Postpetition Intercompany Claims entered into a Debtor's "intercompany equity" account for internal accounting purposes after the close of 2006.

     16. "ADR Order" means the Order, Pursuant to Sections 105 and 502 of the Bankruptcy Code and Bankruptcy Rules 3007 and 9019, Approving Alternative Dispute Resolution Procedures to Promote the Resolution of Certain Prepetition Claims (Docket No. 5372), entered by the Bankruptcy Court on May 23, 2007, as it may be amended or supplemented from time to time.

     17. "ADR Procedures" means the alternative dispute resolution procedures approved by the ADR Order.

     18. "Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under Common Control with, another Person; provided that, Appaloosa is not to be considered an Affiliate of Dana.

     19. "Allowed...Claim" or "Allowed...Interest" means an Allowed Claim or Allowed Interest, as the case may be, in the particular Class or category specified.

     20.  "Allowed Claim" when used:

          a. with respect to any Claim other than an Administrative Claim, means a Claim that is not a Disallowed Claim and:

               (i)(A) is listed on a Debtor's Schedules and not designated in the Schedules as either disputed, contingent or unliquidated and (B) is not otherwise a Disputed Claim;

               (ii)(A) as to which no objection to allowance has been interposed on or before the Claims Objection Bar Date or such other applicable period of limitation fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claims and (B) is not otherwise a Disputed Claim; or

               (iii) that is allowed: (A) in any Stipulation of Amount and Nature of Claim executed by the applicable Claim holder on or after the Effective Date, (B) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court, (C) pursuant to a Final Order or (D) pursuant to the terms of the Plan; and

          b. with respect to an Administrative Claim, means an Administrative Claim that is not a Disallowed Claim and:

               (i)(A) as to which no objection to allowance has been interposed on or before the Claims Objection Bar Date or such other applicable period of limitation fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claims and (B) is not otherwise a Disputed Claim; or

               (ii) that is allowed: (A) in any Stipulation of Amount and Nature of Claim executed by the applicable Claim holder on or after the Effective Date,
(B) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court, (C) pursuant to a Final Order or (D) pursuant to Section II.A.1.

     21. "Allowed Interest" means an Interest registered in the stock register, membership interest register or any similar register or schedule maintained by or on behalf of a Debtor as of the Distribution Record Date and not timely objected to or that is allowed by a Final Order.

     22. "Appaloosa" means Appaloosa Management L.P., it affiliates and successors and assigns under the Appaloosa Investment Agreement.

     23. "Appaloosa Approval Order" means the Order Authorizing the Debtors to Enter Into the Appaloosa Plan Support Agreement, the Appaloosa Investment Agreement and Related Agreements, entered _____ __ 1, 2007 (Docket No. [____]), and the exhibits thereto.

     24. "Appaloosa Investment Agreement" means, collectively, the Investment Agreement by and between Dana and Appaloosa, dated ____ __, 2007, and the exhibits thereto, approved by the Appaloosa Approval Order,

     25. "Appaloosa Plan Support Agreement" means, collectively, the Plan Support Agreement among Dana, Appaloosa, the Unions and certain holders of General Unsecured Claims, dated as of ___ __, 2007, and the exhibits thereto, approved by the Appaloosa Approval Order, as it may be further amended, modified or supplemented.

     26. "Asbestos Personal Injury Claim" means any Claim, remedy, liability or demand, held by or asserted on behalf of an individual, now existing or hereafter arising against any Debtor, whether or not such Claim, remedy, liability or demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty or otherwise (including piercing the corporate veil, alter ego and similar theories), for death, bodily injury, sickness, disease, medical monitoring or other personal injuries (whether physical, emotional or otherwise) to the extent allegedly arising out of or based on, directly or indirectly, in whole or in part, the presence of or exposure to asbestos or asbestos-containing products or things that were installed, engineered, designed, manufactured, fabricated, constructed, sold, supplied, produced, specified, selected, distributed, released, marketed, serviced, maintained, repaired, purchased, owned, occupied, used, removed, replaced or disposed of by any Debtor or an entity for whose products or operations any Debtor allegedly has liability or for which any Debtor is otherwise allegedly liable, including any Claim, remedy, liability or demand for compensatory damages (such as loss of consortium, lost wages or other opportunities, wrongful death, medical monitoring, survivorship, proximate, consequential, general and special damages) or punitive damages related thereto, and any Claim under any settlement entered into by or on behalf of any Debtor prior to or after the Petition Date of an Asbestos Personal Injury Claim. Asbestos Personal Injury Claim does not include
(a) a workers' compensation claim brought directly by a past or present employee of any Debtor under an applicable workers' compensation statute or (b) a Claim for indemnity, contribution or reimbursement asserted on account of an Asbestos Personal Injury Claim (as such term is defined in the preceding sentence) by entities other than the allegedly injured individual.

     27. "Assets" means all of a Debtor's property, rights and interest that are property of a Debtor's Estate pursuant to section 541 of the Bankruptcy Code.

     28. "Ballot" means the form or forms distributed to each holder of an impaired Claim or Interest entitled to vote on the Plan on which the holder indicates either acceptance or rejection of the Plan and (when applicable) any election for treatment of such Claim or Interest under the Plan.

     29. "Bankruptcy Code" means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to these Chapter 11 Cases.

     30. "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to 28 U.S.C. Section 157, the bankruptcy unit of such District Court.

     31. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

     32. "Bar Date" means the applicable bar date by which a proof of Claim must be, or must have been, Filed, as established by an order of the Bankruptcy Court, including a Bar Date Order and the Confirmation Order.

     33. "Bar Date Order" means any order of the Bankruptcy Court establishing Bar Dates for Filing proofs of Claim in the Chapter 11 Cases, including the Order Establishing Bar Dates for Filing Proofs of Claim and Approving Form and Manner of Notice Thereof, entered on July 19, 2006 (Docket No. 2073), as the same may be amended, modified or supplemented.

     34.  "Bondholder" means a holder of a Bondholder Claim.

     35. "Bondholder Claim" means any Claim against a Debtor under or evidenced by a Bond.

     36. "Bonds" means, collectively: (a) the 5.85% Bonds; (b) the 6.5% and 7% Bonds; (c) the 9% Bonds; and (d) the 10.125% Bonds.

     37. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

     38. "Case Management Order" means the Amended Administrative Order, Pursuant to Rule 1015(c) of the Federal Rules of Bankruptcy Procedure, Establishing Case Management and Scheduling Procedures (Docket No. 574), entered on March 23, 2006, as it may be amended from time to time.

     39. "Cash" means legal tender of the United States of America and equivalents thereof.

     40. "Cash Investment Yield" means the net yield earned by the applicable Disbursing Agent from the investment of Cash held pending distribution pursuant to the Plan (including any Cash received by the Disbursing Agent on account of dividends and other distributions on the Reserved Shares), which investment will be in a manner consistent with Dana's investment and deposit guidelines.

     41. "Catch-Up Distribution" means: (a) with respect to each holder of an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F that was previously a Disputed Claim, the amount of Reserved Shares and Reserved Excess Minimum Cash equal to the aggregate amount of any (i) Distributable Shares of New Dana Holdco Common Stock, (ii) Distributable Excess Minimum Cash, (iii) Reserved Shares and (iv) Reserved Excess Minimum Cash (if any) that such holder would have received if its Claim had been an Allowed Claim on the Effective Date and each Periodic Distribution Date preceding the date the Claim became Allowed; and (b) with respect to each holder of an Allowed Claim in Class 7B that was previously a Disputed Claim, the amount of Reserved Shares and Reserved Excess Minimum Cash equal to the aggregate amount of any Reserved Shares and Reserved Excess Minimum Cash (if any) that such holder would have received if its Claim had been an Allowed Claim on the Periodic Distribution Date upon which (i) all Disputed Claims in Classes other than Class 7B entitled to distributions were resolved and (ii) all distributions to which the holders of such Claims were entitled pursuant to the terms of the Plan were made from the Disputed Unsecured Claims Reserve.

     42. "CBP" means CBP Parts Acquisition Co. LLC, one of the New Equity Investors.

     43.  "Centerbridge" means Centerbridge Capital Partners, L.P.

     44. "Chapter 11 Cases" means, collectively, the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors in the Bankruptcy Court.

     45.  "Claim" means a claim (as defined in section 101(5) of the Bankruptcy
Code) against a Debtor.

     46. "Claims Objection Bar Date" means, for all Claims, including Claims asserting priority under section 503(b)(9) of the Bankruptcy Code, other than Allowed Claims, the latest of: (a) 150 days after the Effective Date, subject to extension by order of the Bankruptcy Court; (b) 90 days after the Filing of a proof of Claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such a Claim.

     47.  "Class" means a class of Claims or Interests, as described in
Article II.

     48. "Confirmation" means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

     49. "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

     50. "Confirmation Exhibits" means, collectively, the documents listed on the "Table of Exhibits" included herein, which documents will be Filed no later than five days before the Confirmation Hearing, to the extent not filed earlier. All Confirmation Exhibits will be made available on the Document Websites once they are Filed. The Debtors reserve the right, in accordance with the terms hereof, to modify, amend, supplement, restate or withdraw any of the Confirmation Exhibits after they are Filed and shall promptly make such changes available on the Document Websites.

     51. "Confirmation Hearing" means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

     52. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     53. "Consolidated Debtors" means, collectively, all of the Debtors other than EFMG.

     54. "Control," "Controlled by" and "under Common Control with" means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     55. "Convenience Claims" means General Unsecured Claims against any of the Consolidated Debtors that otherwise would be classified in Class 5F, but, with respect to each such Claim, either (a) the amount of such Claim is equal to or less than $5,000 or (b) is reduced to $5,000 pursuant to an election by the Claim holder made on the Ballot provided for voting on the Plan by the Voting Deadline.

     56. "Creditor Oversight Committee" means the committee established pursuant to Section V.G to oversee the unsecured claims reconciliation process and direct the Disbursing Agent or Third Party Disbursing Agent, as applicable, with respect to distributions under the Plan to Classes 5B, 5C, 5D, 5E and 5F, the membership of which shall be chosen by the Creditors' Committee in consultation with the Debtors.

     57. "Creditor Oversight Committee Agreement" means the agreement, which shall be in form and substance reasonably acceptable to the Creditors' Committee, the Debtors, the Reorganized Debtors and Appaloosa, establishing the terms governing the Creditor Oversight Committee, substantially in the form of
Exhibit I.A.56.

     58. "Creditors' Committee" means the statutory official committee of unsecured creditors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as such appointment has been subsequently modified.

     59. "Creditors' Committee Website" means the internet site address http://www.danacreditorcommittee.com at which all of the exhibits and schedules to the Plan and the Disclosure Statement will be available to creditors of the Debtors.

     60. "Cure Amount Claim" means a Claim based upon a Debtor's defaults under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by such Debtor under section 365 of the Bankruptcy Code to the extent required by section 365 of the Bankruptcy Code.

     61.  "Dana" means Debtor Dana Corporation.

     62. "DCC" means Dana Credit Corporation, a Delaware corporation and a non-debtor affiliate of the Debtors.

     63.  "DCC Bonds" means the: (a) $8.0 million 7.18% notes due April 8, 2006;
(b) $12.0 million 6.93% notes due April 8, 2006; (c) $30.0 million 7.91% notes due August 16, 2006; (d) $30.0 million 6.88% notes due August 28, 2006; (e) $275.0 million 8.375% notes due August 15, 2007; and (f) $37.0 million 6.59% notes due December 1, 2007.

     64. "DCC Claim" means the $325 million General Unsecured Claim against Dana, Allowed pursuant to the Order Approving Settlement Agreement among the Debtors and Dana Credit Corporation (Docket No. 4199), entered on November 30, 2006.

     65. "Debtors" means, collectively, the above-captioned debtors and debtors in possession identified on Exhibit I.A.65.

     66. "Derivative Claim" means a claim (as defined in section 101(5) of the Bankruptcy Code) or cause of action that is the property of any of the Debtors' Estates pursuant to section 541 of the Bankruptcy Code, including, without limitation, those claims and causes of action asserted in Staehr v. Burns et al., Civil Action No. 3:06-cv-07069-JGC, N.D. Ohio (2006) and Casden v. Burns et al., Civil Action No. 3:06-cv-07068-JGC, N.D. Ohio (2006).

     67. "DIP Credit Agreement" means, collectively: (a) the Senior Secured Superpriority Debtor-In-Possession Credit Agreement among Dana (as borrower), the other Debtors (as guarantors), Citicorp North America, Inc., as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, and Citigroup Capital Markets Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and the other lenders party thereto; (b) all amendments thereto and extensions thereof; and (c) all security agreements and instruments related to the documents identified in (a) and (b).

     68. "DIP Lender Claim" means any Claim against a Debtor under or evidenced by (a) the DIP Credit Agreement and (b) the Final DIP Order.

     69. "DIP Lenders" means, collectively: (a) those entities identified as "Lenders" in the DIP Credit Agreement and their respective permitted successors and assigns (solely in their capacity as "Lenders" under the DIP Credit Agreement); and (b) any agent bank named therein (solely in its capacity as agent bank under the DIP Credit Agreement).

     70. "Disallowed," when used with respect to a Claim, means a Claim that has been disallowed by a Final Order.

     71. "Disbursing Agent" means any Reorganized Debtor in its capacity as disbursing agent pursuant to Section VI.B, the Indenture Trustee or any Third Party Disbursing Agent.

     72. "Disclosure Statement" means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan and has been prepared and distributed by the Debtors, as plan proponents, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

     73.  "Disputed Claim" means:

          a. a Claim that is listed on a Debtor's Schedules as either disputed, contingent or unliquidated;

          b. a Claim that is listed on a Debtor's Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted by the holder varies from the nature or amount of such Claim as it is listed on the Schedules;

          c.   a Claim that is not listed on a Debtor's Schedules;

          d. a Claim as to which the applicable Debtor or Reorganized Debtor, or, prior to the Confirmation Date, any other party in interest, has Filed an objection by the Claims Objection Bar Date and such objection has not been withdrawn or denied by a Final Order;

          e. a Claim for which a proof of Claim or request for payment of Administrative Claim is required to be Filed under the Plan and no such proof of Claim or request for payment of Administrative Claim is timely filed; or

          f.   a Tort Claim.

     74. "Disputed Insured Claim" and "Disputed Uninsured Claim" mean, respectively, an Insured Claim or an Uninsured Claim that is also a Disputed Claim.

     75. "Disputed Unsecured Claims Reserve" means the reserve of Disputed Unsecured Claims Reserve Assets, which reserve (a) will maintain the Disputed Unsecured Claims Reserve Assets in trust for Pro Rata distribution to holders of Disputed Claims that become Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F pursuant to the terms of the Plan and (b) will not constitute property of the Reorganized Debtors.

     76. "Disputed Unsecured Claims Reserve Assets" means (a) the Reserved Shares, (b) any Reserved Excess Minimum Cash, (c) any Cash dividends or other distributions received by the Disbursing Agent on account of the Reserved Shares and (d) any related Cash Investment Yield.

     77. "Distributable Excess Minimum Cash" means the Excess Minimum Cash, less the Reserved Excess Minimum Cash, to be distributed Pro Rata on the Effective Date to holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F that are not Disputed Claims as of the Effective Date pursuant to the terms of the Plan.

     78. "Distributable Shares of New Dana Holdco Common Stock" means the shares of New Dana Holdco Common Stock issued on the Effective Date, less (a) the Reserved Shares and (b) the Emergence Shares, to be distributed Pro Rata on the Effective Date to holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F that are not Disputed Claims as of the Effective Date pursuant to the terms of the Plan.

     79. "Distribution Record Date" means the close of business on the Confirmation Date.

     80. "Document Websites" means (a) the internet site address http://www.dana.bmcgroup.com at which all of the Exhibits and schedules to the Plan and the Disclosure Statement will be available to any party in interest and the public; and (b) the Creditors' Committee Website.

     81. "Effective Date" means a day, as determined by the Debtors, that is the Business Day as soon as reasonably practicable after all conditions to the Effective Date in Section IV.B have been met or waived in accordance with
Section IV.C.

     82. "EFMG" means EFMG LLC, a Virginia limited liability company and one of the Debtors.

     83. "Eligible General Unsecured Claim" means a General Unsecured Claim that is an Allowed Claim as of the Rights Offering Record Date or estimated pursuant to section 502(c) of the Bankruptcy Code and Rule 3018 of the Bankruptcy Rules for the purpose of participating in the Rights Offering as of the Rights Offering Record Date.

     84.  "Eligible Holder" means the holder of an Eligible Unsecured Claim.

     85. "Emergence Shares" means, collectively, the Union Emergence Shares and the Non-Union Emergence Shares.

     86. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1301-1461.

     87. "Estate" means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

     88. "Excess Minimum Cash" means Cash in excess of (a) the minimum Cash required by the Reorganized Debtors to operate their businesses on the Effective Date and thereafter plus (b) the amount of Cash needed, pursuant to the terms of the Plan, to satisfy all (i) Allowed Secured Claims, Allowed DIP Lender Claims, Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims and Allowed Claims in Classes 4, 5A, 6B and 6C and (ii) Secured Claims, DIP Lender Claims, Administrative Claims, Priority Tax Claims, Priority Claims or Claims in Classes 4, 5A 6B and 6C that (A) are Disputed Claims and (B) may become Allowed Claims after the Effective Date plus (c) the amount of Cash needed to satisfy the Remaining Non-Union Retiree VEBA Contribution, the USW Union Retiree VEBA Contribution and the UAW Union Retiree VEBA Contribution.

     89.  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     90. "Executory Contract or Unexpired Lease" means a contract or lease to which a Debtor is a party that is subject to assumption, assumption and assignment or rejection under section 365 of the Bankruptcy Code and includes any modifications, amendments, addenda or supplements thereto or restatements thereof.

     91. "Exit Facility" means a senior secured credit facility that: (a) includes (i) funded commitments not to exceed $1.5 billion and (ii) unfunded commitments; and (b) will be entered into by the Reorganized Debtors, the

Exit Facility Agent and the other financial institutions party thereto on the Effective Date on substantially the terms set forth on Exhibit I.A.91.

     92.  "Exit Facility Agent" means the agent under the Exit Facility.

     93.  "Face Amount" means:

          a. when used with reference to a Disputed Insured Claim, either (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date, or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; (ii) if no proof of Claim is Filed by the Bar Date or otherwise deemed timely filed under applicable law, the full amount of the Claim listed on the Debtors' Schedules, provided that such amount is not listed as disputed, contingent or unliquidated; or (iii) the applicable deductible under the relevant insurance policy, minus any reimbursement obligations of the applicable Debtor to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs), if such amount is less than the amount specified in (i) or (ii) above or the proof of Claim specifies an unliquidated amount; and

          b.   when used with reference to a Disputed Uninsured Claim, either
(i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount or (ii) the amount of the Claim (A) acknowledged by the applicable Debtor, Reorganized Debtor or, prior to the Effective Date, the Creditors' Committee in conjunction with the Debtors in any objection Filed to such Claim, (B) estimated by the Bankruptcy Court for such purpose pursuant to section 502(c) of the Bankruptcy Code or (C) proposed by the Debtors or Reorganized Debtors if no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law or if the proof of Claim specifies an unliquidated amount (in whole or in part).

     94. "Federal Judgment Rate" means the federal post-judgment interest rate, as established by 28 U.S.C. Section 1961(a), of 4.74% on the Petition Date.

     95. "Fee Claim" means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases.

     96. "Fee Order" means the Order, Pursuant to Sections 105(a) and 331 of the Bankruptcy Code, Bankruptcy Rule 2016(a) and Local Bankruptcy Rule 2016-1, Establishing Procedures for Interim Monthly Compensation for Professionals (Docket No. 732), entered by the Bankruptcy Court on March 29, 2006.

     97. "File," "Filed" or "Filing" means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

     98. "Final DIP Order" means the Final Order (I) Authorizing Debtors to (A) Obtain Postpetition Secured Financing Pursuant to 11 U.S.C. Sections 105(a), 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e) and 507 and
Fed. R. Bankr. P. 2002, 4001 and 9014 and (B) Utilize Cash Collateral Pursuant to 11 U.S.C. Section 363, and (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. Sections 361, 362, 363 and 364 (Docket No.
721), entered by the Bankruptcy Court on March 29, 2006.

     99. "Final Distribution Date" means the date that is 90 days after all Disputed Claims have been resolved (or as soon as reasonably practicable thereafter), which shall be the date a final distribution is made under this Plan.

     100. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or petition for certiorari or move for a new trial, reargument or rehearing has expired, and as to which no appeal or petition for certiorari or other proceeding for a new trial, reargument or rehearing that has been timely taken is pending, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

     101. "General Unsecured Claim" means any Claim that is not an Administrative Claim, Secured Claim, Cure Amount Claim, Priority Claim, Priority Tax Claim, Section 510(b) Old Common Stock Claim, Asbestos Personal Injury Claim, DCC Claim, Prepetition Intercompany Claim and the Union Claim. For the avoidance of doubt, General Unsecured Claims include but are not limited to (a) all Liabilities related to real property not owned or leased by the Debtors as of the Petition Date, (b) Bondholder Claims and (c) the Unions' potential $908 million Claim against the Debtors under Appendix R to the Union Settlement Agreements.

     102. "Global Settlement" means the settlement among the Debtors, the Unions, certain Bondholders, and initially involving Centerbridge and CBP and thereafter Appaloosa, documented in the Union Settlement Agreements, the Old Plan Support Agreement, the Old Investment Agreement, the Appaloosa Plan Support Agreement, the Appaloosa Investment Agreement and their respective exhibits and appendices.

     103. "Global Settlement Order" means the Order Pursuant to 11 U.S.C. Sections 1113 and 1114(E) and Federal Rule of Bankruptcy Procedure 9019, Approving Settlement Agreements with the United Steelworkers and United Autoworkers, and Pursuant to 11 U.S.C. Sections 105(A), 363(B), 364(C), 503 and 507, Authorizing the Debtors to Enter Into Plan Support Agreement, Investment Agreement and Related Agreements, entered August 1, 2007 (Docket No. 5879), and the exhibits thereto.

     104. "Indenture Trustee" means Wilmington Trust Company, as indenture trustee under the Indentures.

     105. "Indentures" means, collectively: (a) the 6.5% and 7% Bonds Indenture;
(b) the 9% Bonds Indenture; (c) the 10.125% Bonds Indenture; and (d) the 5.85% Bonds Indenture.

     106. "Independent Director" means a director of New Dana Holdco who qualifies as an "independent director" of New Dana Holdco under (a) NYSE Rule 303(A)(2) or (b) if New Dana Holdco is listed or quoted on another securities exchange or quotation system that has an independence requirement, the comparable rule or regulation of such securities exchange or quotation system on which the New Dana Holdco Common Stock is listed or quoted (whether by final rule or otherwise). In addition, in order for a director designated by Appaloosa to be deemed to be an "Independent Director," such director would also have to be considered an "independent director" of Appaloosa under NYSE Rule 303(A)(2), assuming for this purpose that (a) such director were a director of Appaloosa (whether or not such director actually is or has been a director of Appaloosa) and (b) Appaloosa is deemed to be a NYSE listed company.

     107. "Insured Claim" means any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy applicable to the Debtors or their businesses.

     108. "Intercompany Claim" means any Claim by any Debtor against another Debtor.

     109. "Interest" means the rights and interests of the holders of the Old Common Stock of any Debtor, any other instruments evidencing an ownership interest in a Debtor and the rights of any entity to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation and dividend rights (including any rights in respect of accrued and unpaid dividends); (b) liquidation preferences; and (c) stock options and warrants.

     110. "Liabilities" means any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Recovery Actions, Derivative Claims, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction, agreement, employment, exposure or other occurrence taking place on or prior to the Effective Date.

     111. "Minimum Emergence Liquidity" means, as of the Effective Date, the sum, after giving effect to all Cash distributions to be made on the Effective Date pursuant to the Plan, of (a) Cash and Cash equivalents of the Debtors and their subsidiaries and (b) unused commitments under the Exit Facility.

     112. "New Dana Holdco" means [_____________], a Delaware corporation.

     113. "New Dana Holdco Common Stock" means the shares of common stock, $0.01 par value per share, of New Dana Holdco, authorized pursuant to the certificate of incorporation of New Dana Holdco, of which up to 100,000,000 shares shall be initially issued pursuant to the Plan as of the Effective Date.

     114. "New Equity Investment" means the $750,000,000 investment to be made by the New Equity Investors on the Effective Date in connection with the purchase of New Preferred Stock, pursuant to and in accordance with the Appaloosa Investment Agreement.

     115. "New Equity Investors" means, individually and collectively, Appaloosa, the Standby Purchasers and the Eligible Holders who exercise a Right, each of whom have agreed to purchase the New Preferred Stock pursuant to and in accordance with the Appaloosa Investment Agreement.

     116. "New Preferred Stock" means, collectively, the New Series A Preferred Stock and the New Series B Preferred Stock.

     117. "New Series A Preferred Stock" means, collectively, the 2,500,0000 shares of 4.0% series A convertible preferred stock, $0.01 par value per share, of New Dana Holdco, authorized pursuant to the certificate of incorporation (or comparable constituent documents) and certificate of designations of New Dana Holdco.

     118. "New Series B Preferred Stock" means, collectively, the 5,000,000 shares of 4.0% Series B convertible preferred stock, $0.01 par value per share, of New Dana Holdco, authorized pursuant to the certificate of incorporation (or comparable constituent documents) and certificate of designations of New Dana Holdco.

     119. "Non-Union Emergence Shares" means [_______________________________].

     120. "Non-Union Retiree Settlement Order" means the Stipulation and Agreed Order Between Dana Corporation and the Official Committee of Non-Union Retirees (Docket No. 5356), entered by the Bankruptcy Court on May 22, 2007.

     121. "Non-Union Retiree VEBA" means the voluntary employees' beneficiary association established pursuant to the Non-Union Retiree Settlement Order.

     122. "Notice Parties" means (a) prior to the Effective Date, the Debtors, the Creditors' Committee, Appaloosa and the Unions; and (b) on or after the Effective Date, the Reorganized Debtors, the Creditor Oversight Committee, Appaloosa and the Unions.

     123. "NYSE" means the New York Stock Exchange.

     124. "NYSE Rule 303(A)(2)" means New York Stock Exchange Rule 303A(2), as such rule may be amended, supplemented or replaced from time to time.

     125. "Official Committees" means, collectively, the Creditors' Committee and the Retiree Committee.

     126. "Old Common Stock" means, when used with reference to a particular Debtor, the common stock, membership interests, partnership interests or other capital stock issued by such Debtor and outstanding immediately prior to the Petition Date, and any options, warrants or other rights with respect thereto.

     127. "Old Investment Agreement" means, collectively, the Investment Agreement by and between Dana and Centerbridge and CBP, dated July 26, 2007, and the exhibits thereto, approved by the Global Settlement Order, which agreement has be superseded by the Appaloosa Investment Agreement.

     128. "Old Plan Support Agreement" means, collectively, the Amended Plan Support Agreement among Dana, Centerbridge, the Unions and certain holders of General Unsecured Claims, dated as of July 26, 2007, and the exhibits thereto, approved by the Global Settlement Order, as it may be further amended, modified or supplemented.

     129. "Ordinary Course Professionals Order" means the Order, Pursuant to Sections 105(a), 327, 328 and 330 of the Bankruptcy Code and Bankruptcy Rule 2014(a), Authorizing Debtors and Debtors in Possession to Retain, Employ and Pay Certain Professionals in the Ordinary Course of Their Businesses (Docket No.
76), entered by the Bankruptcy Court on March 6, 2006.

     130. "PBGC" means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation and an agency of the United States that administers the defined benefit pension plan termination insurance program under Title IV of ERISA.

     131. "Pension Plans" means, individually and collectively, the pension plans listed on Exhibit I.A.131 (a) that are tax-qualified defined benefit pension plans covered by ERISA and (b) for which the Debtors are contributing sponsors. See 29 U.S.C. Sections 1301(a)(13) and (14).

     132. "Per Share Value" means the value per share of New Dana Holdco Common Stock as set forth in the Disclosure Statement, subject to modification by the Confirmation Order.

     133. "Periodic Distribution Date" means the twentieth day of the month following the end of each calendar quarter after the Effective Date (or as soon as reasonably practicable thereafter); provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Periodic Distribution Date will be the twentieth day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

     134. "Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     135. "Petition Date" means March 3, 2006, the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

     136. "Plan" means this joint plan of reorganization for the Debtors, and all exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.

     137. "Port Authority" means the Toledo Lucas County Port Authority.

     138. "Port Authority Lease" means the Lease Agreement between the Port Authority and Spicer Driveshaft, Inc. (n/k/a Debtor Torque-Traction Technologies, LLC), dated October 1, 2002, as amended in accordance with the Port Authority Settlement Agreement.

     139. "Port Authority Secured Claim" means the Port Authority's $18.875 million Secured Claim against Debtor Torque-Traction Technologies, LLC, allowed pursuant to the Port Authority Settlement Order.

     140. "Port Authority Settlement Agreement" means the Settlement Agreement by and among Dana, Debtor Torque-Traction Technologies, LLC, the Port Authority, the Director of Development of the State of Ohio, The Huntington National Bank and The Bank of New York Trust Company, N.A., dated August 1, 2007, approved by the Bankruptcy Court on August 22, 2007, as it may be amended, supplemented or modified.

     141. "Port Authority Settlement Order" means the Order, Pursuant to Bankruptcy Rule 9019, for an Order (I) Approving a Settlement Agreement by and among Certain Debtors, The Toledo-Lucas County Port

Authority and Certain Other Parties, and (II) Allowing Claims of Toledo-Lucas County Port Authority Against Dana Corporation and Torque-Traction Technologies, LLC (Docket No. 6002), entered by the Bankruptcy Court on August 22, 2007.

     142. "Postpetition Intercompany Claim" means any Intercompany Claim that is not a Prepetition Intercompany Claim.

     143. "Postpetition Interest" means: (a) the Federal Judgment Rate; (b) for a Bondholder Claim, the contractual rate of interest set forth in the applicable Indenture; (c) the rate of interest set forth in the contract or other applicable document between the holder of a Claim and the applicable Debtor giving rise to such holder's Claim; or (d) such interest, if any, as otherwise agreed to by the holder of a Claim and the applicable Debtor.

     144. "Prepetition Intercompany Claim" means an Intercompany Claim that arose prior to the Petition Date.

     145. "Priority Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.

     146. "Priority Tax Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

     147. "Pro Rata" means, when used with reference to a distribution of property to holders of Allowed Claims or Allowed Interests in a particular Class or other specified group of Claims or Interests pursuant to Article II, proportionately so that with respect to a particular Allowed Claim or Allowed Interest in such Class or in such group, the ratio of (a)(i) the amount of property to be distributed on account of such Claim or Interest to (ii) the amount of such Claim or Interest, is the same as the ratio of (b)(i) the amount of property to be distributed on account of all Allowed Claims or Interests in such Class or group of Claims or Interests to (ii) the amount of all Allowed Claims or Allowed Interests, as the case may be, in such Class or group of Claims or Interests.

     148. "Professional" means any professional employed in the Chapter 11 Cases pursuant to sections 327, 328, 363 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code. For the avoidance of doubt, "Professional" shall include any professional or other entity rendering services to the Unions in connection with the Chapter 11 Cases to the extent that the compensation or reimbursement of expenses sought by such professional or other entity is governed by the Union Fee Order.

     149. "Real Property Executory Contract or Unexpired Lease" means, collectively, an Executory Contract or Unexpired Lease relating to a Debtor's interest in real property and any Executory Contract or Unexpired Lease granting rights or interests related to or appurtenant to the applicable real property, including all easements; licenses; permits; rights; privileges; immunities; options; rights of first refusal; powers; uses; usufructs; reciprocal easement or operating agreements; vault, tunnel or bridge agreements or franchises; development rights; and any other interests in real estate or rights in rem related to the applicable real property.

     150. "Recovery Actions" means, collectively and individually, preference actions, fraudulent conveyance actions and other claims or causes of action under sections 510, 544, 547, 548, 549 and 550 of the Bankruptcy Code and other similar state law claims and causes of action.

     151. "Reinstated" or "Reinstatement" means rendering a Claim or Interest unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that a Claim or Interest will be Reinstated, such Claim or Interest will be Reinstated, at Dana's sole discretion, in accordance with one of the following:

          a. The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or

          b. Notwithstanding any contractual provisions or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:

               i. any such default that occurred before or after the commencement of the applicable Chapter 11 Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;

               ii. the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;

               iii. the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law;

               iv. if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, the holder of such Claim will be compensated for any actual pecuniary loss incurred by such holder as a result of such failure; and

               v. the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim will not otherwise be altered.

     152. "Released Parties" means, collectively and individually, the Debtors, the Reorganized Debtors, the Official Committees and their members (solely in their capacity as such), the Unions and any consultants of the Unions, the DIP Lenders, Centerbridge, CBP and permitted successors and assigns under the Old Investment Agreement, the Ad Hoc Steering Committee and its predecessor members from and after July 5, 2007 (solely in their capacity as such and to the extent holders of at least $650 million in the aggregate of Bondholder Claims have executed the Appaloosa Plan Support Agreement), Centerbridge Capital Partners Strategic, L.P., Centerbridge Capital Partners SBS, L.P., Appaloosa and the Standby Purchasers and permitted successors and assigns under the Appaloosa Investment Agreement and the Representatives of each of the foregoing.

     153. "Remaining Non-Union Retiree VEBA Contribution" means $53.8 million in Cash.

     154. "Reorganized . . . " means, when used in reference to a particular Debtor, such Debtor on or after the Effective Date.

     155. "Reorganized Debtors" means the Debtors on and after the Effective Date and any entities created as part of the Restructuring Transactions, including but not limited to New Dana Holdco.

     156. "Representatives" means, with respect to any entity, successor, predecessor, officer, director, partner, employee, agent, attorney, advisor, investment banker, financial advisor, accountant or other Professional of such entity, and committee of which such entity is a member, in each case in such capacity, serving on or after February 28, 2006.

     157. "Reserved Excess Minimum Cash" means the Excess Minimum Cash to be contributed to the Disputed Unsecured Claims Reserve.

     158. "Reserved Shares" means the shares of New Dana Holdco Common Stock to be contributed to the Disputed Unsecured Claims Reserve.

     159. "Restructuring Transactions" means, collectively, those mergers, consolidations, restructurings, dispositions, liquidations or dissolutions that the Debtors determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure of the Reorganized Debtors, as described in greater detail in Section V.B.1.

     160. "Retiree Committee" means the official committee of non-union retired employees appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as such committee may be reconstituted from time to time.

     161. "Right" means a right issued pursuant to the Rights Offering.

     162. "Rights Offering" means the offer and sale by Dana of New Series B Preferred Stock pursuant to a rights offering whereby Eligible Holders shall be offered the right to purchase in the aggregate 3,000,000 shares of New Series B Preferred Stock at a purchase price of $100.00 per share.

     163. "Rights Offering Record Date" means the date established by the Bankruptcy Court for determining holders of record of all Eligible General Unsecured Claims.

     164. "Schedules" means the schedules of assets and liabilities and the statement of financial affairs Filed by a Debtor on June 30, 2006, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, modified or supplemented.

     165. "SEC" means the United States Securities and Exchange Commission.

     166. "Secondary Liability Claim" means a Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual, tort, guaranty or other obligation of another Debtor, including any Claim based on: (a) vicarious liability; (b) liabilities arising out of piercing the corporate veil, alter ego liability or similar legal theories; (c) guaranties of collection, payments or performance;
(d) indemnity bonds, obligations to indemnify or obligations to hold harmless;
(e) performance bonds; (f) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor or relating to the obligations or performance of another Debtor; (g) several liability of a member of a consolidated (or equivalent) group of corporations for Taxes of other members of the group or of the entire group; or (h) any other joint or several liability, including Claims for indemnification or contribution, that any Debtor may have in respect of any obligation that is the basis of a Claim.

     167. "Section 510(b) Old Common Stock Claim" means any Claim against any of the Debtors: (a) arising from rescission of a purchase or sale of Old Common Stock; (b) for damages arising from the purchase or sale of Old Common Stock; or
(c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

     168. "Secured Claim" means a Claim that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in such Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

     169. "Secured Tax Claim" means a Secured Claim arising out of a Debtor's liability for any Tax.

     170. "Securities Act" means the Securities Act of 1933, as amended.

     171. "Stipulation of Amount and Nature of Claim" means a stipulation or other agreement between a Debtor or Reorganized Debtor and a holder of a Claim or Interest, that, prior to the Effective Date, is approved by the Bankruptcy Court, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest, including any agreements made pursuant to that authority granted in the Order Establishing Claims Objection and Settlement Procedures (Docket No. 4044), entered on November 9, 2006 or other orders of the Bankruptcy Court. Any such stipulation or other agreement between a Reorganized Debtor, in consultation with the Creditor Oversight Committee, and a holder of a Claim or Interest executed after the Effective Date is not subject to approval of the Bankruptcy Court; provided, however, that if the Creditor Oversight Committee Files an objection to such stipulation or other agreement within ten Business Days of receiving written notice of such stipulation or other agreement, Bankruptcy Court approval will be required.

     172. "Subsidiary Debtor" means any Debtor other than Dana.

     173. "Subsidiary Debtor Equity Interests" means, as to a particular Subsidiary Debtor, any Interests in such Debtor.

     174. "Supporting Creditor" means any holder of a General Unsecured Claim that has (a) submitted an executed signature page to the Plan Support Agreement to the Debtors or (b) executed a transferee acknowledgment in accordance with the Plan Support Agreement.

     175. "Tax" means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other entity.

     176. "Third Party Disbursing Agent" means an entity designated by a Debtor or Reorganized Debtor, in consultation with the Creditors' Committee or Creditor Oversight Committee (as applicable), to act as a Disbursing Agent pursuant to
Article VI.B.

     177. "Tort Claim" means any Claim, other than an Asbestos Personal Injury Claim, that has not been settled, compromised or otherwise resolved that: (a) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (b) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to health, safety, hazardous substances or the environment.

     178. "UAW" means the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its applicable affiliated entities, including local unions.

     179. "UAW Settlement Agreement" means, collectively, the Settlement Agreement between Dana Corporation and the International Union, UAW, dated July 5, 2007, and the exhibits thereto, approved by the Global Settlement Order, as it may be amended, supplemented or modified.

     180. "UAW Union Retiree VEBA" means the VEBA established pursuant to the UAW Settlement Agreement.

     181. "UAW Union Retiree VEBA Contribution" means the $465.3 million Cash contribution to be made by the Reorganized Debtors to the UAW Union Retiree VEBA pursuant to the UAW Settlement Agreement.

     182. "Uninsured Claim" means any Claim that is not an Insured Claim.

     183. "Union Claim" means the Claim of the Unions arising out of the Union Settlement Agreements, asserted by the Unions in the aggregate amount of $1.1 billion.

     184. "Union Emergence Shares" means the shares of New Dana Holdco Common Stock reserved by New Dana Holdco for issuance as emergence bonuses to employees of the Unions in accordance with Appendix J to the Union Settlement Agreements pursuant to Section III.E.

     185. "Union Fee Order" means the Order, Pursuant to Sections 105(a), 363 and 503(c)(3) of the Bankruptcy Code, Approving Amended Agreement for the Payment of Certain Reasonable Fees and Expenses of Advisors to the Debtors' Unions (Docket No. 5819), entered by the Bankruptcy Court on July 26, 2007.

     186. "Union Retiree Benefit Termination Date" means the later of January 1, 2008 or the Effective Date.

     187. "Union Settlement Agreements" means, collectively, the UAW Settlement Agreement and the USW Settlement Agreement.

     188. "Unions" means, collectively, the UAW and USW.

     189. "United States Trustee" means the Office of the United States Trustee for the Southern District of New York.

     190. "USW" means the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its applicable affiliated entities, including local unions.

     191. "USW Settlement Agreement" means the Settlement Agreement between Dana Corporation and the United Steelworkers, dated July 5, 2007, and the exhibits thereto, approved by the Global Settlement Order, as it may be amended, supplemented or modified.

     192. "USW Union Retiree VEBA" means the VEBA established pursuant to the USW Settlement Agreement.

     193. "USW Union Retiree VEBA Contribution" means the $298.7 million Cash contribution to be made by the Reorganized Debtors to the USW Union Retiree VEBA pursuant to the USW Settlement Agreement.

     194. "VEBA" means a voluntary employees' beneficiary association.

     195. "Voting Deadline" means the deadline for submitting Ballots to either accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code that is specified in the Disclosure Statement, the Ballots or related solicitation documents approved by the Bankruptcy Court.

     196. "Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC" means all wholly-owned and majority-owned non-debtor direct or indirect subsidiaries of Dana other than DCC.

B.   RULES OF INTERPRETATION AND COMPUTATION OF TIME

     1.   RULES OF INTERPRETATION

          For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan, Confirmation Order or otherwise;
(d) any reference to an entity as a holder of a Claim or Interest includes that entity's successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words "herein," "hereunder" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, articles or certificates of incorporation, bylaws, codes of regulation, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply to the extent not inconsistent with any other provision of this Section I.B.1.

     2.   COMPUTATION OF TIME

          In   computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                   ARTICLE II.
              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS;
                CRAMDOWN; EXECUTORY CONTRACTS & UNEXPIRED LEASES

          All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section II.A, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

A.   UNCLASSIFIED CLAIMS

     1.   PAYMENT OF ADMINISTRATIVE CLAIMS

          a.   ADMINISTRATIVE CLAIMS IN GENERAL

          Except as specified in this Section II.A.1, and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, or unless an order of the Bankruptcy Court provides otherwise, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, Cash equal to the amount of such Allowed Administrative Claim either (i) on the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim.

          b.   STATUTORY FEES

          On   or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. Section 1930 will be paid in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C.
Section 1930 after the Effective Date will be paid by the applicable Reorganized Debtor in accordance therewith until the closing of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code.

          c.   ORDINARY COURSE LIABILITIES

          Allowed Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtor's business, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition
Date), Administrative Claims arising from those contracts and leases of the kind described in Section II.E.4 and Intercompany Claims that are Administrative Claims, will be paid by the applicable Reorganized Debtor, pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims, without further action by the holders of such Administrative Claims or further approval by the Bankruptcy Court.

          d.   CLAIMS UNDER THE DIP CREDIT AGREEMENT

          Unless otherwise agreed by the DIP Lenders pursuant to the DIP Credit Agreement, on or before the Effective Date, DIP Lender Claims that are Allowed Administrative Claims will be paid in Cash equal to the amount of those Allowed Administrative Claims.

          e.   ADMINISTRATIVE CLAIMS OF APPALOOSA AND THE STANDBY PURCHASERS

          Unless otherwise agreed by the Debtors or Reorganized Debtors, Appaloosa and the Standby Purchasers, any Administrative Claims of Appaloosa or a Standby Purchaser arising under the Appaloosa Investment Agreement (as approved by the Appaloosa Approval Order) will be paid by the Reorganized Debtors in the ordinary course of their businesses without further action by Appaloosa or the Standby Purchasers or further approval by the Bankruptcy Court.

          f.   CONTRIBUTION TO NON-UNION RETIREE VEBA

          On   the Effective Date, the Reorganized Debtors will make the
Remaining Non-Union Retiree VEBA Contribution.

          g.   SPECIAL PROVISIONS REGARDING THE CLAIMS OF THE INDENTURE TRUSTEE

          In   full satisfaction of the Indenture Trustee's Claims for
reasonable fees and expenses payable pursuant to the terms of the Indentures, subject to the terms and conditions of this Section II.A.1.g, the Indenture Trustee will receive from the Reorganized Debtors Cash equal to the amount of
such Claims; provided that such Cash Payment shall not exceed $[   ]. Any
charging lien held by the Indenture Trustee against distributions to Bondholders on account of Bondholder Claims will be deemed released upon payment of such Claims. To receive payment pursuant to this Section II.A.1.g, the Indenture Trustee shall provide reasonable detail in support of its Claims to the parties identified in Section X.F no later than ten days after the Effective Date. Such parties shall have the right to File objections to such Claims based on a "reasonableness" standard within 20 days after receipt of supporting documentation. The Reorganized Debtors shall pay any such Claims by the later of
(i) 30 days after the receipt of supporting documentation from the Indenture Trustee, or (ii) ten Business Days after the resolution of any objections to the Claims of the Indenture Trustee. Distributions received by Bondholders on account of Allowed Bondholder Claims pursuant to the Plan will not be reduced on account of the payment of the Indenture Trustee's Claims.

          h.   BAR DATES FOR ADMINISTRATIVE CLAIMS

               i.   GENERAL BAR DATE PROVISIONS

          Except as otherwise provided in Section II.A.1.h.ii or in a Bar Date Order or other order of the Bankruptcy Court, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Notice Parties pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date will be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Notice Parties and the requesting party by the later of
(A) 150 days after the Effective Date, (B) 60 days after the Filing of the applicable request for payment of Administrative Claims or (C) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Administrative Claims.

               ii.  BAR DATES FOR CERTAIN ADMINISTRATIVE CLAIMS

                    A.   PROFESSIONAL COMPENSATION

          Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Notice Parties and such other entities who are designated by the Bankruptcy Rules, the Fee Order, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be Filed and served on the Notice Parties and the requesting party by the later of (1) 90 days after the Effective Date, (2) 30 days after the Filing of the applicable request for payment of the Fee Claim or (3) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Fee Claims. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims; provided, however, that Fee Claims Filed by Union Professionals will continue to be governed by, and paid in accordance with, the Union Fee Order.

                    B.   ORDINARY COURSE LIABILITIES

          Holders of Administrative Claims arising from liabilities incurred by a Debtor in the ordinary course of its business on or after the Petition Date, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtor's business, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), Administrative Claims arising from those contracts and leases of the kind described in Section II.E.4 and Intercompany Claims that are Administrative Claims, will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to Section II.A.1.c. Any Administrative Claims that are filed contrary to this Section II.A.1.h.ii.B shall be deemed disallowed and expunged, subject to resolution and satisfaction in the ordinary course outside these Chapter 11 Cases.

                    C.   CLAIMS UNDER THE DIP CREDIT AGREEMENT AND RELATED
                         ORDERS

          Holders of Administrative Claims on account of DIP Lender Claims will not be required to File or serve any request for payment or application for allowance of such Claims. Such Administrative Claims will be satisfied pursuant to Section II.A.1.d.

                    D. ADMINISTRATIVE CLAIMS OF APPALOOSA AND THE STANDBY PURCHASERS

          Appaloosa and the Standby Purchasers will not be required to File or serve any request for payment or application for allowance of its Administrative Claims, if any, arising under the Appaloosa Investment Agreement (as approved by the Appaloosa Approval Order). Such Administrative Claims will be satisfied pursuant to Section II.A.1.e.

               iii. NO MODIFICATION OF BAR DATE ORDER

          The Plan does not modify any Bar Date Order already in place, including Bar Dates for Claims entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code.

     2.   PAYMENT OF PRIORITY TAX CLAIMS

          a.   PRIORITY TAX CLAIMS

          Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction of its Priority Tax Claim, Cash equal to the amount of such Allowed Priority Tax Claim either (i) on the Effective Date or
(ii) if the Priority Tax Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Priority Tax Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Priority Tax Claim.

          b.   OTHER PROVISIONS CONCERNING TREATMENT OF PRIORITY TAX CLAIMS

          Notwithstanding the provisions of Section II.A.2.a or Section I.A.175, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Classes 5A or 5F, as applicable, if not subordinated to Class 5A or 5F Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from the Debtors, Reorganized Debtors or their respective property (other than as a holder of a Class 5A or 5F Claim).

B.   CLASSIFIED CLAIMS AND INTERESTS

     1. Priority Claims Against the Consolidated Debtors (Class 1A Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1A will receive Cash equal to the amount of such Allowed Claim, unless the holder of such Priority Claim and the applicable Debtor or Reorganized Debtor agree to a different treatment.

     2. Priority Claims Against EFMG (Class 1B Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1B will receive Cash equal to the amount of such Allowed Claim, unless the holder of such Priority Claim and EFMG or Reorganized EFMG agree to a different treatment.

     3. Secured Claims Against the Consolidated Debtors Other Than the Port Authority Secured Claim (Class 2A Claims) are unimpaired. On the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Claim in Class 2A will receive treatment on account of such Allowed Secured Claim in the manner set forth in Option A, B or C below, at the election of the applicable Debtor. The applicable Debtor will be deemed to have elected Option B except with respect to (a) any Allowed Secured Claim as to which the applicable Debtor elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which the applicable Debtor will be deemed to have elected Option A.

     Option A: On the Effective Date, Allowed Claims in Class 2A with respect to which the applicable Debtor elects Option A will receive Cash equal to the amount of such Allowed Claim.

     Option B: On the Effective Date, Allowed Claims in Class 2A with respect to which the applicable Debtor elects or is deemed to have elected Option B will be Reinstated.

     Option C: On the Effective Date, a holder of an Allowed Claim in Class 2A with respect to which the applicable Debtor elects Option C will be entitled to receive (and the applicable Debtor or Reorganized Debtor shall release and transfer to such holder) the collateral securing such Allowed Claim.

     Notwithstanding either the foregoing or Section I.A.175, the holder of an Allowed Secured Tax Claim in Class 2A will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5F, if not subordinated to Class 5F Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, Reorganized Debtors or their respective property (other than as a holder of a Class 5F Claim).

     4. Secured Claims Against EFMG (Class 2B Claims) are unimpaired. On the Effective Date, unless otherwise agreed by a Claim holder and EFMG or Reorganized EFMG, each holder of an Allowed Claim in Class 2B will receive treatment on account of such Allowed Secured Claim in the manner set forth in Option A, B or C below, at the election of EFMG. EFMG will be deemed to have elected Option B except with respect to (a) any Allowed Secured Claim as to which EFMG elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which EFMG will be deemed to have elected Option A.

     Option A: On the Effective Date, Allowed Claims in Class 2B with respect to which EFMG elects Option A will receive Cash equal to the amount of such Allowed Claim.

     Option B: On the Effective Date, Allowed Claims in Class 2B with respect to which EFMG elects or is deemed to have elected Option B will be Reinstated.

     Option C: On the Effective Date, a holder of an Allowed Claim in Class 2B with respect to which EFMG elects Option C will be entitled to receive (and EFMG or Reorganized EFMG shall release and transfer to such holder) the collateral securing such Allowed Claim.

     Notwithstanding either the foregoing or Section I.A.175, the holder of an Allowed Secured Tax Claim in Class 2B will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5A, if not subordinated to Class 5A Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, Reorganized Debtors or their respective property (other than as a holder of a Class 5A Claim).

     5. Port Authority Secured Claim (Class 2C Claim) is impaired. In accordance with and subject to the terms of the Port Authority Settlement Agreement, on or as soon as practicable after the Effective Date, the Port Authority Secured Claim will be satisfied by: (a) Reorganized Torque-Traction Technologies, LLC entering into and assuming as amended the Port Authority Lease in the form attached to the Port Authority Settlement Agreement as Exhibit 1;
(b) New Dana Holdco executing and delivering an amended guaranty in the form attached to the Port Authority Settlement Agreement as Exhibit 2; and (c) Reorganized Torque-Traction Technologies, LLC and New Dana Holdco executing and delivering any other agreements necessary to implement the Port Authority Settlement Agreement.

     6. Asbestos Personal Injury Claims (Class 3 Claims) are unimpaired. On the Effective Date, the Asbestos Personal Injury Claims will be Reinstated.

     7. Convenience Claims Against the Consolidated Debtors (Class 4 Claims) are unimpaired. On the Effective Date, each holder of an Allowed Convenience Claim will receive Cash equal to the amount of such Allowed Claims (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with
Section I.A.55).

     8. General Unsecured Claims Against EFMG (Class 5A Claims) are unimpaired. On the Effective Date, each holder of an Allowed General Unsecured Claim against EFMG will receive Cash equal to the amount of such Allowed Claim.

     9. 5.85% Bond Claims (Class 5B Claims) are impaired. In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5B will receive
(a)(i) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder's Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (ii) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b; and (b) on the Rights

Offering Record Date, to the extent such Claim is an Eligible General Unsecured Claim, its Pro Rata share, based upon the principal amount of each holder's Eligible General Unsecured Claim, of Rights.

     10. 6.5% and 7% Bond Claims (Class 5C Claims) are impaired. In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5C will receive (a)(i) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder's Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or
(ii) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b; and (b) on the Rights Offering Record Date, to the extent such Claim is an Eligible General Unsecured Claim, its Pro Rata share, based upon the principal amount of each holder's Eligible General Unsecured Claim, of Rights.

     11. 9% Bond Claims (Class 5D Claims) are impaired. In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5D will receive
(a)(i) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder's Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (ii) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b; and (b) on the Rights Offering Record Date, to the extent such Claim is an Eligible General Unsecured Claim, its Pro Rata share, based upon the principal amount of each holder's Eligible General Unsecured Claim, of Rights.

     12. 10.125% Bond Claims (Class 5E Claims) are impaired. In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5E will receive (a)(i) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder's Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or
(ii) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b; and (b) on the Rights Offering Record Date, to the extent such Claim is an Eligible General Unsecured Claim, its Pro Rata share, based upon the principal amount of each holder's Eligible General Unsecured Claim, of Rights.

     13. Other General Unsecured Claims Against the Consolidated Debtors (Class 5F Claims) are impaired. In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5F will receive (a)(i) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder's Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (ii) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b; and (b) on the Rights Offering Record Date, to the extent such Claim is an Eligible General Unsecured Claim, its Pro Rata share, based upon the principal amount of each holder's Eligible General Unsecured Claim, of Rights.

     14. Union Claim (Class 5G Claim) is impaired. On the Effective Date, in full satisfaction of the Union Claim, the Debtors will make the UAW Retiree VEBA Contribution and the USW Retiree VEBA Contribution.

     15. Prepetition Intercompany Claims (Class 6A Claims) are impaired. On the Effective Date, Prepetition Intercompany Claims in Class 6A that are not eliminated by operation of law in the Restructuring Transactions will be deemed settled and compromised in exchange for the consideration and other benefits provided to the holders of Prepetition Intercompany Claims and not entitled to any distribution of Plan consideration under the Plan. Each holder of a Class 6A Claim will be deemed to have accepted the Plan.

     16. Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC (Class 6B Claims) are unimpaired. On the Effective Date, Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC against the Debtors will be Reinstated.

     17. DCC Claim (Class 6C Claim) is impaired. On the Effective Date, in full satisfaction of the DCC Claim, the Reorganized Debtors will satisfy in Cash DCC's outstanding liability under the DCC Bonds.

     18. Old Common Stock of Dana (Class 7A Interests) are impaired. On the Effective Date, the Old Common Stock of Dana and all Interests related thereto will be canceled, and each holder of an Allowed Interest in

Class 7A will receive, in full satisfaction of such Allowed Interest, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Interest in Class 7A to receive, to the extent holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F have been paid in full plus Postpetition Interest, its Pro Rata share, based upon the number of shares of Old Common Stock of Dana (a) owned by the holder on the Distribution Record Date and (b) to which the holder would have been entitled upon the conversion of any related Interests owned on the Distribution Record Date and taking into account Allowed Claims in Class 7B, of any remaining Disputed Unsecured Claims Reserve Assets.

     19. Section 510(b) Old Common Stock Claims Against the Consolidated Debtors (Class 7B Claims) are impaired. Holders of Section 510(b) Old Common Stock Claims in Class 7B will receive, in full satisfaction of such Allowed Claim, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Claim in Class 7B to receive, to the extent holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F have been paid in full plus Postpetition Interest, its Pro Rata share (taking into account Allowed Interests in Class 7A) of any remaining Disputed Unsecured Claims Reserve Assets.

     20. Subsidiary Debtor Equity Interests (Class 8 Interests) are unimpaired. On the Effective Date, the Subsidiary Debtor Equity Interests will be Reinstated, subject to the Restructuring Transactions.

C. SPECIAL PROVISIONS REGARDING THE TREATMENT OF ALLOWED SECONDARY LIABILITY CLAIMS; MAXIMUM RECOVERY

          The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows:

     1. The Allowed Secondary Liability Claims arising from or related to any Debtor's joint or several liability for the obligations under any Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor will be Reinstated.

     2. Except as provided in Section II.C.1, holders of Allowed Secondary Liability Claims against any Consolidated Debtor will be entitled to only one Distribution in respect of such Allowed Secondary Liability Claim and will be deemed satisfied in full by the Distributions on account of the related underlying Allowed Claim. No multiple recovery on account of any Allowed Claim against any Consolidated Debtor will be provided or permitted.

     3. Notwithstanding any provision hereof to the contrary, holders of Allowed Secondary Liability Claims against a Consolidated Debtor and EFMG may not receive in the aggregate from all Debtors more than 100% of the value of the underlying Claim giving rise to such multiple Claims.

D.   CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

          The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that has not accepted or is deemed not to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code.

E.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED

          a.   ASSUMPTION AND ASSIGNMENT GENERALLY

          Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan or in a Final Order of the Bankruptcy Court, or as requested in any motion Filed on or prior to the Effective Date, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume or assume and assign, as indicated, each Executory Contract or

Unexpired Lease listed on Exhibit II.E.1.a; provided, however, that the Debtors and Reorganized Debtors reserve the right, at any time on or prior to the Effective Date, to amend Exhibit II.E.1.a to: (i) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to
Section II.E.5; or (ii) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to this
Section II.E.1.a. The Debtors or Reorganized Debtors, as applicable, will provide notice of any amendments to Exhibit II.E.1.a to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Chapter 11 Cases. Each contract and lease listed on Exhibit II.E.1.a will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit II.E.1.a will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related agreements as described in Section II.E.1.b) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

          b.   ASSUMPTIONS AND ASSIGNMENTS OF ANCILLARY AGREEMENTS

          Each Executory Contract or Unexpired Lease listed on Exhibit II.E.1.a will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit II.E.1.a, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section II.E.5 or designated for rejection in accordance with Section II.E.2.

          c.   JOINT VENTURE AGREEMENTS

          The joint venture agreements listed on Exhibit II.E.1.c shall be deemed assumed and assigned to New Dana Holdco in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

          d.   CUSTOMER AGREEMENTS

          To   the extent (i) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors' products or services, (ii) any such agreement constitutes an Executory Contract or Unexpired Lease and (iii) such agreement (A) has not been rejected pursuant to a Final Order of the Bankruptcy Court, (B) is not subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (C) is not subject to a motion to reject such Executory Contract or Unexpired Lease Filed on or prior to the Effective Date, (D) is not listed on Exhibit II.E.5 or (E) has not been designated for rejection in accordance with Section II.E.5, such agreement (including any related agreements as described in Section II.E.1.b), purchase order or similar agreement will be deemed assumed and assigned to New Dana Holdco in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Listing a contract, purchase order or similar agreement providing for the sale of the Debtors' products or services on Exhibit II.E.5 will not constitute an admission by a Debtor or Reorganized Debtor that such agreement (including related agreements as described in Section II.E.1.b) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

     2. APPROVAL OF ASSUMPTIONS AND ASSIGNMENTS; ASSIGNMENTS RELATED TO RESTRUCTURING TRANSACTIONS

          The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumption (including any related assignment resulting from the Restructuring Transactions or otherwise) of Executory Contracts or Unexpired Leases pursuant to Section II.E as of the Effective Date, except for Executory Contracts or Unexpired Leases that (a) have been rejected pursuant to a Final Order of the Bankruptcy Court, (b) are subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (c) are subject to a motion to reject such Executory Contract or Unexpired Lease Filed on or prior to the Effective Date, (d) are rejected pursuant to Section II.E.5 or (e) are designated for rejection in accordance with the last sentence of this paragraph. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each party whose Executory Contract or Unexpired Lease is being assumed pursuant to the Plan of: (a) the contract or lease being assumed; (b) the Cure

Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; (c) any assignment of an Executory Contract or Unexpired Lease (pursuant to the Restructuring Transactions or otherwise); and (d) the procedures for such party to object to the assumption of the applicable Executory Contract or Unexpired Lease, the amount of the proposed Cure Amount Claim or any assignment of an Executory Contract or Unexpired Lease. As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases will be deemed assigned to the surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, pursuant to section 365 of the Bankruptcy Code. If an objection to a proposed assumption, assumption and assignment or Cure Amount Claim is not resolved in favor of the Debtors or the Reorganized Debtors, the applicable Executory Contract or Unexpired Lease may be designated by the Debtors or the Reorganized Debtors for rejection, which shall be deemed effective as of the Effective Date.

     3. PAYMENTS RELATED TO THE ASSUMPTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

          To   the extent that such Claims constitute monetary defaults, the
Cure Amount Claims associated with each Executory Contract or Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or Reorganized
Debtor: (a) by payment of the Cure Amount Claim in Cash on the Effective Date or
(b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to the assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made within 30 days following the entry of a Final Order or the execution of a Stipulation of Amount and Nature of Claim resolving the dispute and approving the assumption.

     4.   CONTRACTS AND LEASES ENTERED INTO AFTER THE PETITION DATE

          Contracts, leases and other agreements entered into after the Petition Date by a Debtor, including, without limitation, the Union Settlement Agreements and any Executory Contracts or Unexpired Leases assumed by a Debtor, will be performed by such Debtor or Reorganized Debtor in the ordinary course of its business, as applicable. Accordingly, such contracts and leases (including any assumed Executory Contracts or Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

     5.   REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          On   the Effective Date, except for an Executory Contract or Unexpired
Lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section II.E (including any related agreements assumed pursuant to Section II.E.1.b), each Executory Contract or Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts or Unexpired Leases to be rejected will include the Executory Contracts or Unexpired Leases listed on Exhibit II.E.5. Each contract and lease listed on
Exhibit II.E.5 will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit II.E.5 will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including related agreements as described in Section II.E.1.b) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. Any Executory Contract or Unexpired Lease not listed on Exhibit II.E.1.a and not previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court will be deemed rejected irrespective of whether such contract is listed on
Exhibit II.E.5. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed rejection of an Executory Contract or Unexpired Lease. Any Claims arising from the rejection of any Executory Contract or Unexpired Lease will be treated as a Class 5A Claim or Class 5F Claim, as applicable (General Unsecured Claims), subject to the provisions of section 502 of the Bankruptcy Code.

     6.   BAR DATE FOR REJECTION DAMAGES

          Except as otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an Executory Contract or Unexpired Lease, Claims arising out of the rejection of an Executory Contract or Unexpired Lease must be Filed with the Bankruptcy Court on or before the later of: (a) 30 days after the Effective Date or (b) 20 days after such Executory Contract or Unexpired Lease is rejected pursuant to a Final Order or designated for rejection in accordance with Section II.E.2. Any Claims not Filed within such applicable time periods will be forever barred from receiving a distribution from the Debtors, the Reorganized Debtors or the Estates.

     7.   SPECIAL EXECUTORY CONTRACT AND UNEXPIRED LEASE ISSUES

          a.   OBLIGATIONS TO INDEMNIFY DIRECTORS, OFFICERS AND EMPLOYEES

               i. Prior to the Effective Date, Dana shall make arrangements to continue liability and fiduciary (including ERISA) insurance for the benefit of its directors, officers and employees for the period from and after the Effective Date, and, prior to the Effective Date, shall fully pay the annual premium for such insurance. With respect to its pre-Effective Date officers and directors' liability insurance, Dana shall obtain and pay for a run-off policy continuing existing policy limits on substantially the same terms and conditions as existing officers and directors' liability policies, for a term of six years, and providing coverage to all parties covered by policies in effect during the pendency of the cases.

               ii. The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees on or after February 28, 2006 by reason of such person's prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or Reorganized Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

               iii. The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees prior to February 28, 2006 by reason of such person's prior service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise as of the Effective Date; provided, however, that to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as Executory Contracts that are rejected by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the Bar Date provisions of Section II.F.6.

     8.   NO CHANGE IN CONTROL

          The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to another Reorganized Debtor is not intended to, and shall not, constitute a change in ownership or change in control under any financial instrument, loan or financing agreement, Executory Contract or Unexpired Lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.

                                  ARTICLE III.
                              THE GLOBAL SETTLEMENT

          The provisions of the Plan are intended to continue the implementation of the Global Settlement and the transactions contemplated thereby, as approved by the Global Settlement Order (other than the transactions contemplated by the Old Investment Agreement and the Old Plan Support Agreement) and the Appaloosa Approval Order. Transactions to be implemented pursuant to the Global Settlement include, but are not limited to, the following:

A.   ASSUMPTION AND ASSIGNMENT OF COLLECTIVE BARGAINING AGREEMENTS

          On   the Effective Date, Reorganized Dana will assume and assign to the applicable Reorganized Debtor, in consultation with the applicable Unions,
(1) the collective bargaining agreements listed on Exhibit III.A, which include the Union Settlement Agreements and the new collective bargaining agreements to be entered into by the Debtors and the UAW or USW at the following bargaining units: (a) Fort Wayne, IN - Local Union 903; (b) Henderson, KY - Local Union 9443-02; (c) Marion, IN - Local Union 113; (d) Auburn Hills, MI - UAW Local 771;
(e) Rochester Hills, MI - UAW Local 771; (f) Longview, TX - UAW Local [ ]; (g) Lima, OH - UAW Local 1765; (h) Elizabethtown, KY - UAW Local 3047; and (i) Pottstown, PA - UAW Local 644, (2) any new collective bargaining agreements entered into between Dana and the UAW or USW, (3) the respective Neutrality Agreements (as defined in the Union Settlement Agreements) and (4) any and all other related agreements necessary to effect the Union Settlement Agreements. Upon assumption, all proofs of claim filed by the Unions or any individual relating to such collective bargaining agreements will be deemed withdrawn. Ordinary course obligations arising under the assumed agreements shall be unaltered by the Plan and shall be satisfied in the ordinary course of business.

B.   CESSATION OF UNION RETIREE AND LONG TERM DISABILITY BENEFITS

          On   the Union Retiree Benefit Termination Date, the Reorganized
Debtors, in accordance with the Union Settlement Agreements, will cease providing and paying (1) all retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) to all UAW and USW-represented retirees and (2) all long term disability income and medical benefits to individuals who are Union Disableds (as defined in the Union Settlement Agreements).

C.   CONTRIBUTIONS TO UAW UNION RETIREE VEBA AND USW UNION RETIREE VEBA

          On   or after the Effective Date, in accordance with the terms of the
Union Settlement Agreements, the Reorganized Debtors will make (1) the UAW Union Retiree VEBA Contribution and (2) the USW Union Retiree VEBA Contribution; provided, however, that, to the extent the Debtors pursue a transaction other than the New Equity Investment with Appaloosa, including a majority investment transaction, a sale of substantially all of the Debtors' assets and any similar transaction, the Unions may elect to receive, in accordance with the terms of the Union Settlement Agreements and in lieu of the UAW Union Retiree VEBA Contribution and the USW Union Retiree VEBA Contribution, either an Allowed Administrative Claim in the amount of $764 million or an Allowed General Unsecured Claim in Class 5F in the amount of $908 million.

D.   ASSUMPTION AND ASSIGNMENT OF PENSION BENEFITS

          On the Effective Date, Reorganized Dana shall assume and assign the Pension Plans to New Dana Holdco, which will become the sponsor and continue to administer the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. Section 412 and 29 U.S.C. Section 1082 and administer the Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code. Furthermore, nothing in the Plan shall be construed as discharging, releasing or relieving the Debtors or the Debtors' successors from any liability imposed under any law or regulatory provision with respect to the Pension Plans. Neither the PBGC, the Pension Plans nor any participant or beneficiary of the Pension Plans shall be enjoined or precluded from enforcing such liability with respect to the Pension Plans.

E.   EMERGENCE BONUS FOR UNION EMPLOYEES

          In   accordance with the terms of the Union Settlement Agreements, New
Dana Holdco will reserve New Dana Holdco Common Stock having a maximum aggregate Per Share Value of $22.53 million to be distributed to certain current and former union employees as a post-emergence bonus in accordance with Appendix J to the Union Settlement Agreements.

F.   THE NEW EQUITY INVESTMENT

          On   the Rights Offering Record Date (or as soon thereafter as is reasonably practicable), Dana shall issue the Rights in accordance with the terms of the Appaloosa Investment Agreement. On the Effective Date, New Dana Holdco, will (1) issue the New Preferred Stock and (2) receive the New Equity Investment in accordance with the terms and conditions of the Appaloosa Investment Agreement. New Dana Holdco is authorized to execute and deliver those documents necessary or appropriate to facilitate the offer and issuance of the Rights and the New Preferred Stock and to take any necessary or appropriate actions in connection therewith.

G.   NEW EMPLOYMENT AGREEMENTS

          Prior to the Effective Date, the individuals who will serve as directors of New Dana Holdco, shall appoint a three-person committee of such directors to negotiate, in consultation with Appaloosa, post-Effective Date employment agreements with New Dana Holdco's anticipated senior management team. Such employment agreements shall (1) be at market terms, (2) be reasonably acceptable in form and substance to Appaloosa, in consultation with the Ad Hoc Steering Committee (provided that the holders of at least $650 million in the aggregate of Bondholder Claims have executed the Appaloosa Plan Support Agreement), and (3) be approved by New Dana Holdco's board of directors on the Effective Date.

H.   LIMITATIONS ON SALES OF CORE BUSINESSES PRIOR TO EFFECTIVE DATE

          Except for the sale of certain businesses specified by the Debtors and disclosed in confidence to the Unions and the Creditors' Committee on or before July 1, 2007 and Appaloosa on or before ____ __, 2007, and in addition to any requirements or consents required by the DIP Lenders under the DIP Facility, the Debtors will not sell any business line within their Automotive Systems Group or Commercial Vehicles Group prior to the Effective Date without (1) the agreement of the International President of the affected Union(s) (or any designee(s) of such officer(s)) and (2) the consent of Appaloosa.

                                   ARTICLE IV.
                            CONFIRMATION OF THE PLAN

A.   CONDITIONS PRECEDENT TO CONFIRMATION

          The following conditions are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or duly waived pursuant to Section IV.C:

     1. The Confirmation Order will be reasonably acceptable in form and substance to (a) the Debtors, (b) the Creditors' Committee, (c) Appaloosa and
(d) to the extent that holders of at least $650 million in aggregate amount of Bondholder Claims have signed the Appaloosa Plan Support Agreement, either (i) the Ad Hoc Steering Committee or (ii) creditors holding at least $650 million in aggregate amount of Allowed General Unsecured Claims.

     2. The Plan shall not have been materially amended, altered or modified from the Plan as Filed on [____________], unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan.

     3. All Exhibits to the Plan are in form and substance reasonably satisfactory to (a) the Debtors, (b) the Unions, (c) Appaloosa and (d) to the extent that holders of at least $650 million in aggregate amount of

Bondholder Claims have signed the Appaloosa Plan Support Agreement, either (i) the Ad Hoc Steering Committee or (ii) creditors holding at least $650 million in aggregate amount of Allowed General Unsecured Claims.

B.   CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

          The Effective Date will not occur, and the Plan will not be consummated, unless and until the following conditions have been satisfied or duly waived pursuant to Section IV.C:

     1. The Bankruptcy Court shall have entered the Confirmation Order on or before February 28, 2008.

     2. The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan, including completion of the Restructuring Transactions and the other transactions contemplated by the Plan and the implementation and consummation of the contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan.

     3.   No stay of the Confirmation Order shall then be in effect.

     4. The documents effectuating the Exit Facility shall be in form and substance reasonably satisfactory to the Debtors and Appaloosa and shall have been executed and delivered by the Reorganized Debtors, the Exit Facility Agent and each of the lenders under the Exit Facility.

     5. The total amount of Allowed General Unsecured Claims (excluding any General Unsecured Claims held by the Unions (including the Union Claim), any General Unsecured Claims held by the Retiree Committee, Convenience Claims, General Unsecured Claims against EFMG, Prepetition Intercompany Claims and the DCC Claim) shall not exceed $3.25 billion.

     6. The total amount of funded debt of the Reorganized Debtors, on a consolidated basis, shall not exceed $1.5 billion.

     7. The Reorganized Debtors' Minimum Emergence Liquidity shall be reasonably acceptable to the Unions and Appaloosa.

     8.   The Effective Date shall occur on or before May 1, 2008.

     9. The Plan and all Exhibits to the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan.

C.   WAIVER OF CONDITIONS TO THE CONFIRMATION OR EFFECTIVE DATE

          The conditions to Confirmation and the conditions to the Effective Date may be waived in whole or in part at any time by the agreement of (1) the Debtors, (2) Appaloosa, (3) Creditors' Committee, (4) the Unions and (5) to the extent that holders of at least $650 million in aggregate amount of Bondholder Claims have signed the Appaloosa Plan Support Agreement, either (a) the Ad Hoc Steering Committee or (b) creditors holding at least $650 million in aggregate amount of Allowed General Unsecured Claims without an order of the Bankruptcy Court, provided, however, that the condition precedent to the Effective Date in
Section IV.B.5 may be waived only by the Creditors' Committee acting reasonably and consistently with its fiduciary duties to all unsecured creditors and after taking into account the efforts that the Debtors, the Creditors' Committee and other parties, if applicable, have made to resolve unsecured Claims.

D.   EFFECT OF NONOCCURRENCE OF CONDITIONS TO THE EFFECTIVE DATE

          If   each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section IV.C, then upon motion by the Debtors made before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is satisfied before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section IV.D: (1) the Plan will be null and void in all respects, including with respect to (a) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code, (b) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Section II.E and (c) the releases described in
Section IV.E; (2) the Debtors shall return to the applicable Eligible Holders any funds received in connection with the exercise of a Right; and (3) nothing contained in the Plan will (a) constitute a waiver or release of any Claims by or against, or any Interest in, any Debtor or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

E.   EFFECT OF CONFIRMATION OF THE PLAN

     1.   DISSOLUTION OF OFFICIAL COMMITTEES

          On   the Effective Date, the Official Committees, to the extent not previously dissolved, will dissolve, and the members of the Official Committees and their respective Professionals will cease to have any role arising from or related to the Chapter 11 Cases. The Professionals retained by the Official Committees and the respective members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for reasonable fees for services rendered, and actual and necessary expenses incurred, in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section II.A.1.h.ii.A.

     2. PRESERVATION OF RIGHTS OF ACTION BY THE DEBTORS AND THE REORGANIZED DEBTORS; RECOVERY ACTIONS

          Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and causes of action that the Debtors or the Estates may hold against any entity, including any Recovery Actions, to the extent not expressly released under the Plan or by any Final Order of the Bankruptcy Court.

     3.   COMPREHENSIVE SETTLEMENT OF CLAIMS AND CONTROVERSIES

          Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim (including Prepetition Intercompany Claims) or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that all such compromises or settlements are in the best interests of the Debtors, Reorganized Debtors, Estates and their respective property and Claim and Interest holders and are fair, equitable and reasonable.

     4.   DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

          a.   COMPLETE SATISFACTION, DISCHARGE AND RELEASE

          Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after cancellation of the Old Common Stock of Dana: (i) discharge the Debtors from all Claims or other debts that arose on or before the

Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (A) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code,
(B) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of a Claim based on such debt has accepted the Plan; and (ii) terminate all Interests and other rights of holders of Interests in the Debtors.

          b.   DISCHARGE AND TERMINATION

          In   accordance with the foregoing, except as provided in the Plan, the Confirmation Order will be a judicial determination, as of the Effective Date and immediately after the cancellation of the Old Common Stock of Dana, but prior to the issuance of the New Dana Holdco Common Stock, of a discharge of all Claims and other debts and Liabilities against the Debtors and a termination of all Interests and other rights of the holders of Interests in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

     5.   INJUNCTION

          On   the Effective Date, except as otherwise provided herein or in the
Confirmation Order,

          a. all Persons who have been, are or may be holders of Claims against or Interests in a Debtor shall be enjoined from taking any of the following actions against or affecting a Debtor, its Estate or its Assets with respect to such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan and appeals, if any, from the Confirmation Order):

               1. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against a Debtor, its Estate, its Assets or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor (including, without limitation, all suits, actions and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

               2. enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order against a Debtor, its Estate or its Assets or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor;

               3. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien against a Debtor, its Estate or its Assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor other than as contemplated by the Plan;

               4. except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Debtor, its Estate or its Assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor; and

               5. proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or the settlements set forth herein to the extent such settlements have been approved by the Bankruptcy Court in connection with Confirmation of the Plan.

          b. All Persons that have held, currently hold or may hold any Liabilities released pursuant to Sections IV.E.6 and IV.E.7 will be permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released Liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien; (iv) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and
(v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

     6.   RELEASES

          a.   GENERAL RELEASES BY DEBTORS AND REORGANIZED DEBTORS

          Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all entities who may purport to claim by, through, for or because of them, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct.

          b.   GENERAL RELEASES BY HOLDERS OF CLAIMS OR INTERESTS

          Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest (i) that votes in favor of the Plan and/or (ii) to the fullest extent permissible under law, will be deemed to forever release, waive and discharge all Liabilities in any way relating to a Debtor, the Chapter 11 Cases, the Estates, the Plan, the Confirmation Exhibits or the Disclosure Statement that such entity has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy
Code).

          c.   RELEASE OF RELEASED PARTIES BY OTHER RELEASED PARTIES

          From and after the Effective Date, except with respect to obligations under the Plan, the Global Settlement and the Appaloosa Investment Agreement and related documents, to the fullest extent permitted by applicable law, the Released Parties shall release each other from any and all Liabilities that any Released Party is entitled to assert against any other Released Party in any way relating to any Debtor, the Chapter 11 Cases, the Estates, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Plan, or the property to be distributed under the Plan, the Confirmation Exhibits, the Disclosure Statement, any contract, employee pension or other benefit plan, instrument, release or other agreement or document related to any Debtor, the Chapter 11 Cases or the Estates created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party or any other act taken or omitted to be taken in connection with the Debtors' bankruptcy; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

     7.   EXCULPATION

          From and after the Effective Date, except with respect to obligations arising under the Plan, the Global Settlement and the Appaloosa Investment Agreement and related documents, the Released Parties shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with the Debtors' restructuring, including the formulation, preparation, dissemination, implementation, confirmation or approval of the Global Settlement, the Plan, the Confirmation Exhibits, the Disclosure Statement or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that the foregoing provisions shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     8. TERMINATION OF CERTAIN SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS AND CONTROVERSIES

          a.   TERMINATION

          The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. Except as provided in Section IV.E.8.c, all subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

          b.   SETTLEMENT

          Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim, except as provided in Section IV.E.8.c. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

          c.   Preservation of Subordination under Section 510(b)

          Notwithstanding anything to the contrary contained in Section IV.E.8, the provisions of section 510(b) of the Bankruptcy Code, to the extent applicable, are expressly preserved and shall be enforced pursuant to the Plan.

                                   ARTICLE V.
                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.   CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS

          Except as otherwise provided herein (including with respect to the Restructuring Transactions described in Section V.B), on the Effective Date: (1) New Dana Holdco will be incorporated and shall exist as a separate corporate entity, with all corporate powers in accordance with the laws of the state of Delaware and the certificates of incorporation, bylaws and certificate of designations attached hereto as Exhibits V.C.1.a and V.C.1.b; (2) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law; (3) all property of the Estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest, subject to the Restructuring Transactions, in such Reorganized Debtor free and clear of all Claims, liens, charges, other encumbrances, Interests and other interests. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court.

B.   RESTRUCTURING TRANSACTIONS

     1.   RESTRUCTURING TRANSACTIONS GENERALLY

          On   or after the Confirmation Date, the applicable Debtors or
Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors, including but not limited to the restructuring transactions identified on Exhibit V.B.1, all to the extent not inconsistent with any other terms of the Plan. Unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. Any such transactions may be effected on or subsequent to the Effective Date without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors.

     2.   OBLIGATIONS OF ANY SUCCESSOR CORPORATION IN A RESTRUCTURING
TRANSACTION

          The Restructuring Transactions may result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in the Plan or in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

C.   CORPORATE GOVERNANCE AND DIRECTORS AND OFFICERS

     1. CERTIFICATES OF INCORPORATION AND BYLAWS OF NEW DANA HOLDCO AND THE OTHER REORGANIZED DEBTORS

          As   of the Effective Date, the certificates of incorporation and the bylaws (or comparable constituent documents) of New Dana Holdco and the other Reorganized Debtors, including the certificate of designations with respect to New Dana Holdco, will be substantially in the forms set forth in Exhibits V.C.1.a and V.C.1.b, respectively. The certificates of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco and each other Reorganized Debtor, among other things, will: (a) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code; (b) with respect to New Dana Holdco, authorize (i) the issuance of New Dana Holdco Common Stock in amounts not less than the amounts necessary to permit the distributions required or contemplated by the Plan and (ii) the issuance of the New Preferred Stock. After the Effective Date, New Dana Holdco and each other Reorganized Debtor may amend and restate their articles of incorporation or bylaws (or comparable constituent documents) as permitted by applicable state law, subject to the terms and conditions of such constituent documents. On the Effective Date, or as soon thereafter as is practicable, New Dana Holdco and each other Reorganized Debtor shall file such certificates of incorporation (or comparable constituent documents) with the secretaries of state of the states in which New Dana Holdco and such other Reorganized Debtors are incorporated or organized, to the extent required by and in accordance with the applicable corporate law of such states.

     2. DIRECTORS AND OFFICERS OF NEW DANA HOLDCO AND THE OTHER REORGANIZED DEBTORS

          Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, from and after the Effective Date:
(a) the initial officers of New Dana Holdco and the other Reorganized Debtors will consist of the individuals identified on Exhibit V.C.2; (b) the initial board of directors of New Dana Holdco will be selected in accordance with the terms of the Appaloosa Investment Agreement; and (c) the initial board of directors of each of the other Reorganized Debtors will consist of the individuals identified, or will be designated pursuant to the procedures specified, on Exhibit V.C.2. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco or the applicable other Reorganized Debtor and state law.

     3.   COMPLIANCE WITH EXCHANGE ACT BY NEW DANA HOLDCO

          From and after the Effective Date, New Dana Holdco shall timely file with the SEC the annual reports, quarterly reports and other periodic reports required to be filed with the SEC pursuant to sections 13(a) or 15(d) of the Exchange Act.

D.   NEW DANA HOLDCO COMMON STOCK

     1.   ISSUANCE AND DISTRIBUTION OF NEW DANA HOLDCO COMMON STOCK

          The New Dana Holdco Common Stock, when issued or distributed as provided in the Plan, will be duly authorized, validly issued and, if applicable, fully paid and nonassessable. Each distribution and issuance under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each person or entity receiving such distribution or issuance.

     2.   LISTING

          New Dana Holdco will apply to list the New Dana Holdco Common Stock on a national exchange as soon as practicable after the Effective Date when New Dana Holdco meets the applicable listing requirements. If New Dana Holdco is not able to list the New Dana Holdco Common Stock on a national exchange, it will cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Dana Holdco Common Stock on the OTC Bulletin Board.

     3.   SECTION 1145 EXEMPTION

          To   the maximum extent provided by section 1145 of the Bankruptcy
Code and applicable nonbankruptcy law, the issuance of the New Dana Holdco Common Stock and Rights under the Plan and New Series B Preferred Stock pursuant to the valid exercise of a Right under the Plan will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder.

E. EMPLOYMENT, RETIREMENT AND OTHER RELATED AGREEMENTS; CESSATION OF RETIREE BENEFITS; WORKERS' COMPENSATION PROGRAMS

     1.   EMPLOYMENT-RELATED AGREEMENTS

          As   of the Effective Date, the Reorganized Debtors will have
authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active directors, officers and employees, subject to the terms and conditions of any such agreement; and (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active employees.

     2.   CESSATION OF RETIREE BENEFITS

          Prior to the Effective Date, the Debtors ceased providing and paying all retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) to:
(a) non-union retirees and their dependents in accordance with the Stipulation and Agreed Order Between Dana Corporation and the Official Committee of Non-Union Retirees (Docket No. 5356), dated May 21, 2007; and (b) retirees who had been members of the International Association of Machinists and Aerospace Workers and their dependents in accordance with the Agreed Order Approving Settlement Agreement Between Dana Corporation and the International Association of Machinists and Aerospace Workers (Docket No. 5180), dated April 27, 2007. Retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) to all UAW and USW-represented retirees will be terminated in accordance with the Global Settlement Order and Section III.B above.

     3.   CONTINUATION OF WORKERS' COMPENSATION PROGRAMS

          From and after the Effective Date, the Reorganized Debtors will continue to administer and pay the Claims arising before the Petition Date under the Debtors' workers' compensation programs in all applicable jurisdictions in accordance with the Debtors' prepetition practices and procedures, applicable plan documents and governing state law; provided, however, that the Claims arising from the Debtors' prepetition contractual assumption of, or indemnity for, the liabilities of third parties under workers' compensation programs will be treated as General Unsecured Claims in Classes 5A and 5F, as applicable.

     4.   EMERGENCE BONUS FOR NON-UNION EMPLOYEES

          [________________________]

F.   CORPORATE ACTION

          The Restructuring Transactions; the adoption of new or amended and restated certificates of incorporation and bylaws (or comparable constituent documents) for New Dana Holdco and the other Reorganized Debtors and the certificate of designations for New Dana Holdco; the initial selection of directors and officers for each Reorganized Debtor; the entry into the Exit Facility and receipt of the proceeds thereof; the establishment of the Creditor Oversight Committee; the issuance of the New Preferred Stock and New Dana Holdco Common Stock; the distribution of the New Dana Holdco Common Stock and Cash pursuant to the Plan; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and the other matters provided for under the Plan involving the corporate structure of the Debtors and Reorganized Debtors or corporate action to be taken by or required of a Debtor or Reorganized Debtor will be deemed to occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

G.   CREDITOR OVERSIGHT COMMITTEE

     1.   COMPOSITION

     On   or prior to the Effective Date, the Creditor Oversight Committee shall be established pursuant to the Creditor Oversight Committee Agreement.

     2.   RIGHTS AND RESPONSIBILITIES

     The powers, rights and responsibilities of the Creditor Oversight Committee shall be specified in the Creditor Oversight Committee Agreement, which shall be Filed no later than five Business Days prior to the Confirmation Hearing and shall include the authority and responsibility to review proposed resolutions of General

Unsecured Claims. In connection with this responsibility, the Creditor Oversight Committee may employ, without further order of the Bankruptcy Court, professionals to assist in carrying out its duties under the Plan. Notwithstanding anything to the contrary in the Creditor Oversight Committee Agreement or the Plan, the consultation and objection rights of the Creditor Oversight Committee with respect to Claims shall be limited to General Unsecured Claims that would result in the creation of an Allowed General Unsecured Claim in excess of $[500,000].

     3.   FEES AND EXPENSES OF THE CREDITOR OVERSIGHT COMMITTEE

     Except as otherwise ordered by the Bankruptcy Court, the reasonable and necessary fees and expenses of the Creditor Oversight Committee (including the reasonable and necessary fees and expenses of any professionals assisting the Creditor Oversight Committee in carrying out its duties under the Plan) will be paid by the Reorganized Debtors in accordance with the Creditor Oversight Committee Agreement without further order from the Bankruptcy Court.

H.   SPECIAL PROVISIONS REGARDING INSURED CLAIMS

     1. LIMITATIONS ON AMOUNTS TO BE DISTRIBUTED TO HOLDERS OF ALLOWED INSURED CLAIMS

          Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in this Section V.H will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any entity may hold against any other entity, including the Debtors' insurance carriers.

     2.   REINSTATEMENT AND CONTINUATION OF INSURANCE POLICIES

          From and after the Effective Date, each of the Debtors' insurance policies in existence as of or prior to the Effective Date shall be reinstated and continued in accordance with its terms and, to the extent applicable, shall be deemed assumed or assumed and assigned by the applicable Debtor or Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section II.E of the Plan. Each insurance carrier under such insurance policies shall continue to honor and administer the policies with respect to the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors prior to the Effective Date.

I.   CANCELLATION AND SURRENDER OF INSTRUMENTS, SECURITIES AND OTHER
     DOCUMENTATION

     1.   BONDS

          Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI, the Indentures and the Bonds will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor. The holders of the Bonds will have no rights against the Debtors arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Bondholder Claim until such Bonds are surrendered to and received by the applicable Third Party Disbursing Agent to the extent required in Section VI.K. Upon the cancellation of the Indentures on the Effective Date, the Indenture Trustee shall have no further duties or obligations under such Indenture from and after the Effective Date, including, without limitation, any duties or obligations with respect to distributions to or for the benefit of the holders of the Bonds under the Plan (other than those duties or obligations undertaken by the Indenture Trustee in its capacity as a Disbursing Agent, if any).

     2.   OLD COMMON STOCK

          The Old Common Stock of Dana shall be deemed canceled and of no further force and effect on the Effective Date. The holders of or parties to such canceled securities and other documentation will have no rights arising from or relating to such securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan.

J.   RELEASE OF LIENS

          Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and except as specified in the treatment provided for Claims and Interests in Article II, all mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns. As of the Effective Date, the Reorganized Debtors shall be authorized to execute and file on behalf of creditors Form UCC-3 Termination Statements or such other forms as may be necessary or appropriate to implement the provisions of this Section V.J.

K. EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; EXEMPTION FROM CERTAIN TRANSFER TAXES

          The President, Chief Executive Officer, Chief Financial Officer or any Vice President of each Debtor or Reorganized Debtor, as applicable, will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any stamp Tax, real estate transfer Tax, mortgage recording Tax, sales or use Tax or similar Tax: (1) the issuance, transfer or exchange of New Dana Holdco Common Stock and New Preferred Stock; (2) the creation of any mortgage, deed of trust, lien or other security interest; (3) the making or assignment of any lease or sublease; (4) the execution and delivery of the Exit Facility; (5) any Restructuring Transaction; or (6) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any of the foregoing or pursuant to the Plan.

                                   ARTICLE VI.
                       PROVISIONS GOVERNING DISTRIBUTIONS

A.   DISTRIBUTIONS FOR CLAIMS AND INTERESTS ALLOWED AS OF THE EFFECTIVE DATE

          Except as otherwise provided in this Article VI, distributions of Cash (including Distributable Excess Minimum Cash) and Distributable Shares of New Dana Holdco Common Stock to be made on the Effective Date to holders of Claims or Interests as provided by Article II that are allowed as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (1) 60 days after the Effective Date; or (2) with respect to any particular Claim, such later date when the applicable conditions of Section II.E.3 (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.E.2 (regarding undeliverable distributions) or Section VI.K (regarding surrender of canceled instruments and securities), as applicable, are satisfied. Distributions on account of Claims and Interests that become Allowed Claims or Allowed Interests, respectively, after the Effective Date will be made pursuant to Section VII.C. For the purposes of all distributions of New Dana Holdco Common Stock to be made pursuant to the Plan, each share of New Dana Holdco Common Stock shall be valued at the Per Share Value.

B.   METHOD OF DISTRIBUTIONS TO HOLDERS OF CLAIMS AND INTERESTS

          The Reorganized Debtors, or such Third Party Disbursing Agents as the Reorganized Debtors, in consultation with the Creditor Oversight Committee, may employ in their sole discretion, will make all distributions of Cash, New Dana Holdco Common Stock and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The duties of any Third Party Disbursing Agent shall be set forth in the applicable agreement retaining such Third Party Disbursing Agent.

C.   COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO DISTRIBUTIONS

          Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made by the Reorganized Debtors and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

D.   PROVISIONS GOVERNING DISPUTED UNSECURED CLAIMS RESERVE

     1.   FUNDING OF THE DISPUTED UNSECURED CLAIMS RESERVE

          On   the Effective Date, the Disputed Unsecured Claims Reserve will be established by the Disbursing Agent and the Reserved Shares and/or Reserved Excess Minimum Cash will be placed in the Disputed Unsecured Claims Reserve by the Disbursing Agent for the benefit of holders of Disputed Claims and Allowed Interests, as the case may be, in Classes 5B, 5C, 5D, 5E, 5F, 7A and 7B. For the purpose of calculating the amount of New Dana Holdco Common Stock and/or Excess Minimum Cash to be contributed to the Disputed Unsecured Claims Reserve, all Disputed Claims will be treated (solely for purposes of establishing the Disputed Unsecured Claims Reserve) either as Allowed Claims in the Face Amount of such Claims or as estimated by the Bankruptcy Court, as applicable.

     2.   DIVIDENDS AND DISTRIBUTIONS

          Cash dividends and other distributions received by the Disbursing Agent on account of the Reserved Shares, along with any Cash Investment Yield on Cash held in the Disputed Unsecured Claims Reserve, will (a) be deposited in a segregated bank account in the name of the Disbursing Agent for the benefit of holders of Allowed Claims or Allowed Interests, as the case may be, in Classes 5B, 5C, 5D, 5E, 5F, 7A and 7B (b) will be accounted for separately and (c) will not constitute property of the Reorganized Debtors. The Disbursing Agent will invest any Cash held in the Disputed Unsecured Claims Reserve in a manner consistent with Dana's investment and deposit guidelines.

     3.   RECOURSE

          Each holder of a Disputed Claim that ultimately becomes an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F will have recourse only to the Disputed Unsecured Claims Reserve Assets and not to any other assets held by the Reorganized Debtors, their property or any assets previously distributed on account of any Allowed Claim or Allowed Interest. Each holder of an Allowed Claim or Allowed Interest in Classes 7A or 7B will have recourse, to the extent each holder of an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F has been paid in full, plus Postpetition Interest, only to the Disputed Unsecured Claims Reserve Assets, if any, and not to any other assets held by any Disbursing Agent, the Reorganized Debtors, their property or any assets previously distributed on account of any Allowed Claim or Allowed Interest.

     4.   VOTING OF UNDELIVERED NEW DANA HOLDCO COMMON STOCK

          The Disbursing Agent shall vote, and shall be deemed to vote, the Reserved Shares held by it in its capacity as Disbursing Agent in the same proportion as all outstanding shares of New Dana Holdco Common Stock properly cast in a shareholder vote.

     5.   TAX TREATMENT

          The Disputed Unsecured Claims Reserve is intended to be treated, for U.S. federal income Tax purposes, as a disputed ownership fund within the meaning of Treasury Regulations section 1.468B-9(b)(1).

E.   DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

     1.   DELIVERY OF DISTRIBUTIONS

          a.   GENERALLY

          Except as provided in Section VI.E.1.b, distributions to holders of Allowed Claims and, to the extent applicable, Allowed Interests, will be made by a Disbursing Agent: (i) at (A) the addresses set forth on the respective proofs of Claim Filed by holders of such Claims and (B) the address of such record holder listed with the registrar or transfer agent for such Interest; (ii) at the address for a Claim transferee set forth in a valid notice of transfer of Claim; (iii) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; (iv) at the addresses reflected in the applicable Debtor's Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address; or (v) if clauses (i) through (iv) are not applicable, at the last address directed by such holder in a Filing made after such Claim or Interest becomes an Allowed Claim or Allowed Interest.

          b. SPECIAL PROVISIONS FOR DISTRIBUTIONS TO HOLDERS OF BONDHOLDER CLAIMS AND INTERESTS ON ACCOUNT OF OLD COMMON STOCK OF DANA

               i. Subject to the requirements of Section VI.K and Section VI.E.1.b.ii below, distributions to holders of Allowed Bondholder Claims will be made by a Disbursing Agent to the record holders of the Bonds as of the Distribution Record Date, as identified on a record holder register to be provided to the Disbursing Agent by the Indenture Trustee within five Business Days after the Distribution Record Date. This record holder register (A) will provide the name, address and holdings of each respective registered holder as of the Distribution Record Date and (B) must be consistent with the applicable holder's Claim, if Filed, or as otherwise determined by the Court.

               ii. With respect to the Allowed Bondholder Claims, on the Effective Date (or as soon as practicable thereafter in accordance with Section VI.A), a Disbursing Agent will distribute the Distributable Shares of New Dana Holdco Common Stock and Distributable Excess Minimum Cash on account of the Allowed Bondholder Claims to the Indenture Trustee. The Indenture Trustee then will distribute the New Dana Holdco Common Stock and Distributable Excess Minimum Cash in accordance with the Plan to the holders of the Allowed Bondholder Claims who surrender the Bonds to the Indenture Trustee in accordance with Sections V.I.1 and VI.K. For purposes of distributions under this Section, the Indenture Trustee shall be considered a Disbursing Agent.

               iii. Subject to the requirements of Section VI.K, any distributions to holders of Allowed Interests on account of Old Common Stock of Dana will be made by a Disbursing Agent at the address of such record holder listed with the registrar or transfer agent for such Interest, to be provided by such registrar or transfer agent to the Disbursing Agent within five Business Days after the Distribution Record Date.

               iv. The Debtors, the Reorganized Debtors and any Disbursing Agent shall only be required to act and make distributions in accordance with the terms of the Plan. Such parties shall have no (A) liability to any party for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (B) obligation or liability for distributions under the Plan to any party who does not hold a Claim against or Interest in the Debtors as of the Distribution Record Date or who does not otherwise comply with the terms of the Plan, including Sections V.I and VI.K.

     2.   UNDELIVERABLE DISTRIBUTIONS HELD BY DISBURSING AGENTS

          a. HOLDING OF UNDELIVERABLE DISTRIBUTIONS; UNDELIVERED NEW DANA HOLDCO COMMON STOCK

               i. Subject to Section VI.E.2.c, distributions returned to a Disbursing Agent or otherwise undeliverable will remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.E.2.a.i until such time as a distribution becomes deliverable. Subject to Section VI.E.2.c, undeliverable Cash or New Dana Holdco Common Stock will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such Cash or New Dana Holdco Common Stock.

               ii. Pending the distribution of any New Dana Holdco Common Stock, the Disbursing Agent shall vote, and shall be deemed to vote, all New Dana Holdco Common Stock held by such Disbursing Agent, whether relating to undeliverable distributions or undelivered distributions, in the same proportion as all outstanding shares of New Dana Holdco Common Stock properly cast in a shareholder vote.

          b.   AFTER DISTRIBUTIONS BECOME DELIVERABLE

          On   each Periodic Distribution Date, the applicable Disbursing Agent will make all distributions that become deliverable to holders of Allowed Claims and, as applicable, Allowed Interests during the preceding calendar quarter; provided, however, that the applicable Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic distribution. Notwithstanding the foregoing, the applicable Disbursing Agent reserves the right, to the extent it determines a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Periodic Distribution Date.

          c.   FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS

          Any holder of an Allowed Claim or Allowed Interest that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within one year after the later of (i) the Effective Date and (ii) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors. In such cases, unclaimed distributions will become property of New Dana Holdco, free of any restrictions thereon, and any such unclaimed distribution held by a Third Party Disbursing Agent will be returned to New Dana Holdco. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim or an Allowed Interest.

F.   TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

     1. DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS IN CLASSES OTHER THAN 5B, 5C, 5D, 5E, 5F AND 7B

          Subject to Section VI.A, on the Effective Date, each holder of an Allowed Claim in a Class other than 5B, 5C, 5D, 5E, 5F and 7B will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. No later than each Periodic Distribution Date, distributions also will be made to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such periodic distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

     2.   POSTPETITION INTEREST ON CLAIMS

          Except as expressly provided in the Plan, the Confirmation Order or any contract, instrument, release, settlement or other agreement entered into in connection with the Plan, or as required by applicable bankruptcy law, Postpetition Interest shall not accrue on account of any Claim.

     3.   POST-EFFECTIVE DATE INTEREST ON CLAIMS

          Post-Effective Date interest shall not accrue on account of any Claim.

     4. DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS IN CLASSES 5B, 5C, 5D, 5E AND 5F

          a. INITIAL DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS IN CLASSES 5B, 5C, 5D, 5E AND 5F

          Subject to Section VI.A, on the Effective Date, the Disbursing Agent will distribute to each holder of an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F its Pro Rata share of the Distributable Shares of New Dana Holdco Common Stock and Distributable Excess Minimum Cash.

          If, prior to a Periodic Distribution Date, a Disputed Claim in Classes 5B, 5C, 5D, 5E or 5F is Allowed in an amount that is less that the amount utilized by the Disbursing Agent in calculating the initial distribution, the applicable amount of Reserved Shares and Reserved Excess Minimum Cash will be distributed, subject to Section VI.F.4.b, to the applicable holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F on the next Periodic Distribution Date.

          b. PERIODIC DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS IN CLASSES 5B, 5C, 5D, 5E AND 5F

          On   the applicable Periodic Distribution Date, the Disbursing Agent will distribute to each holder of an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F its Pro Rata share of the Reserved Shares and Reserved Excess Minimum Cash, until such time as all Disputed Claims entitled to such distributions have been resolved. On an applicable Periodic Distribution Date, a holder of an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F that ceased being a Disputed Claim subsequent to the Effective Date will receive a Catch-Up Distribution. The Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic distribution. Notwithstanding the foregoing, the Disbursing Agent reserves the right, to the extent it determines a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Periodic Distribution Date.

     5. DISTRIBUTIONS TO HOLDERS OF ALLOWED INTERESTS IN CLASS 7A AND ALLOWED CLAIMS IN CLASS 7B

          a. INITIAL DISTRIBUTIONS TO HOLDERS OF ALLOWED INTERESTS IN CLASS 7A AND ALLOWED CLAIMS IN CLASS 7B

          On   the Periodic Distribution Date upon which (a) all Disputed Claims in Classes other than Class 7B entitled to distributions have been resolved and
(b) all distributions to which the holders of such Claims are entitled pursuant to the terms of the Plan will be made from the Disputed Unsecured Claims Reserve, the Disbursing Agent will distribute to each holder of an Allowed Interest in Class 7A and an Allowed Claim in Class 7B its Pro Rata share of the Reserved Shares and Reserved Excess Minimum Cash remaining in the Disputed Unsecured Claims Reserve, if any. For the purpose of calculating the amount of Reserved Shares and Reserved Excess Minimum Cash to be initially distributed to holders of Allowed Interests in Class 7A and Allowed Claims in Class 7B, all Disputed Claims in Class 7B will be treated as though such Claims will be Allowed Claims in the principal amount of such Claims, or as estimated by the Bankruptcy Court, as applicable.

          If, prior to a Periodic Distribution Date, a Disputed Claim in Class 7B is Allowed in an amount that is less that the amount utilized by the Disbursing Agent in calculating the initial distribution, the applicable

Reserved Shares and Reserved Excess Minimum Cash will be distributed, subject to
Section VI.F.5.b, to the applicable holders of Allowed Interests in Class 7A and Allowed Claims in Class 7B on the next Periodic Distribution Date.

          b. PERIODIC DISTRIBUTIONS TO HOLDERS OF ALLOWED INTERESTS IN CLASS 7A AND ALLOWED CLAIMS IN CLASS 7B

          On   the applicable Periodic Distribution Date, the Disbursing Agent will distribute to each holder of an Allowed Interest in Class 7A and an Allowed Claim in Class 7B its Pro Rata share of the Reserved Shares and Reserved Excess Minimum Cash, until such time as all Disputed Claims in Class 7B entitled to such distributions have been resolved. On an applicable Periodic Distribution Date, a holder of an Allowed Claim in Class 7B that ceased being a Disputed Claim subsequent to the Effective Date will receive a Catch-Up Distribution. The Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic distribution. Notwithstanding the foregoing, the Disbursing Agent reserves the right, to the extent it determines a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Periodic Distribution Date.

     6. DISTRIBUTIONS OF NEW DANA HOLDCO COMMON STOCK - NO FRACTIONAL SHARES; ROUNDING

          Notwithstanding any other provision of the Plan, only whole numbers of shares of New Dana Holdco Common Stock will be distributed. For purposes of all distributions other than the distribution on the Final Distribution Date, fractional shares of New Dana Holdco Common Stock will be carried forward to the next Periodic Distribution Date. On the Final Distribution Date, fractional shares of New Dana Holdco Common Stock will be rounded up or down to the nearest whole number or zero, as applicable. No New Dana Holdco Common Stock will be distributed on account of fractional shares that are rounded down.

     7.   DE MINIMIS DISTRIBUTIONS

          A    Disbursing Agent will not distribute Cash (including Excess
Minimum Cash) or New Dana Holdco Common Stock to the holder of an Allowed Claim or Allowed Interest, as applicable, if the amount of Cash (including Excess Minimum Cash) or New Dana Holdco Common Stock to be distributed on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is, or has an economic value of, less than $500.

     8.   ADMINISTRATION AND DISTRIBUTION OF UNION EMERGENCE SHARES

          Notwithstanding anything in the Plan to the contrary, the Union Emergence Shares shall be administered and distributed in accordance with Appendix J to the Union Settlement Agreements.

G.   DISTRIBUTION RECORD DATE

     1. A Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the Distribution Record Date.

     2. As of the close of business on the Distribution Record Date, each transfer register for (a) the Bonds, as maintained by the Indenture Trustee, and
(b) the Old Common Stock of Dana, as maintained by the transfer agent, will be closed. The applicable Disbursing Agent will have no obligation and is not permitted to recognize the transfer or sale of any Bondholder Claim or Interest on account of Old Common Stock of Dana that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders who are holders of such Claims or Interests as of the close of business on the Distribution Record Date.

     3. Except as otherwise provided in a Final Order, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

H.   MEANS OF CASH PAYMENTS

          Except as otherwise specified herein, Cash payments made pursuant to the Plan will be by checks drawn on a domestic bank selected by the applicable Disbursing Agent or, at the option of the applicable Disbursing Agent, by wire transfer from a domestic bank.

I.   FOREIGN CURRENCY EXCHANGE RATE

          Except as otherwise provided in the Plan or a Bankruptcy Court order, as of the Effective Date, any General Unsecured Claim asserted in a currency other than U.S. dollars shall automatically be deemed converted to the equivalent U.S. dollar value using the exchange rate as of March 2, 2006, as set forth in the Federal Reserve Statistical Release for such date.

J.   ESTABLISHMENT OF RESERVES

          The Debtors or Reorganized Debtors may establish any reserves that they deem necessary or advisable to make distributions to holders of Allowed Claims or otherwise to satisfy their obligations under the Plan.

K.   SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES

     1.   TENDER OF BONDS

          Except as provided in Section VI.K.2 for lost, stolen, mutilated or destroyed Bonds, each holder of any Bond not held through book entry must tender such Bond to the applicable Third Party Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Third Party Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of such Bond to act and the authenticity of any signatures required thereon. All surrendered Bonds will be marked as canceled and delivered to the Reorganized Debtors.

     2.   LOST, STOLEN, MUTILATED OR DESTROYED BONDS

          Any holder of an Allowed Bondholder Claim with respect to which the underlying Bond has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Bond, deliver to the Third Party Disbursing Agent: (a) evidence satisfactory to the Third Party Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Third Party Disbursing Agent to hold the Third Party Disbursing Agent, the Debtors and Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Bond. Upon compliance with this Section VI.K.2 by a holder of an Allowed Bondholder Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Bond.

     3.   FAILURE TO SURRENDER BONDS

          Any holder of a Bond not held through book entry that fails to surrender or is deemed not to have surrendered the applicable Bond within one year after the Effective Date will have its right to distributions pursuant to the Plan on account thereof discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. In such case, any New Dana Holdco Common Stock held for distribution on account thereof will be treated pursuant to the provisions set forth in Section VI.E.2.c.

     4.   TENDER OF OLD COMMON STOCK OF DANA

          Except as provided in Section VI.K.5 for lost, stolen, mutilated or destroyed certificates of Old Common Stock of Dana, each holder of Old Common Stock of Dana not held through book entry must tender the Old Common Stock of Dana certificates to the Third Party Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Third Party Disbursing Agent on or before the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of such certificates to act and the authenticity of any signatures required thereon. All surrendered certificates of Old Common Stock of Dana will be marked as canceled and delivered to the Reorganized Debtors.

     5.   LOST, STOLEN, MUTILATED OR DESTROYED OLD COMMON STOCK OF DANA

          Any holder of an Allowed Interest on account of Old Common Stock of Dana with respect to which the underlying Old Common Stock of Dana certificate has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such certificate, deliver to the Third Party Disbursing Agent: (a) evidence satisfactory to the Third Party Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Third Party Disbursing Agent to hold the Third Party Disbursing Agent, the Debtors and the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Old Common Stock of Dana. Upon compliance with this Section VI.K.5 by a holder of an Allowed Interest on account of Old Common Stock of Dana, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable stock certificate.

     6.   FAILURE TO SURRENDER OLD COMMON STOCK OF DANA

          Any holder of an Allowed Interest on account of Old Common Stock of Dana not held through book entry that fails to surrender or is deemed not to have surrendered the applicable stock certificate will have its right to receive distributions pursuant to the Plan on account of its Allowed Interest discharged and will be forever barred from asserting any such Interest or related Claims against the Debtors, Reorganized Debtors or their respective property.

L.   WITHHOLDING AND REPORTING REQUIREMENTS

     1. In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all applicable Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to applicable withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding Taxes or establishing any other mechanisms the Disbursing Agent believes are reasonable and appropriate, including requiring Claim holders to submit appropriate Tax and withholding certifications. To the extent any Claim holder fails to submit appropriate Tax and withholding certifications as required by the Disbursing Agent, such Claim holder's distribution will be deemed undeliverable and subject to Section VI.E.2.

     2. Notwithstanding any other provision of the Plan, each entity receiving a distribution of Cash or New Dana Holdco Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of the distribution, including income, withholding and other Tax obligations.

     3. The Debtors reserve the right to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and similar encumbrances.

M.   SETOFFS

          Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, each Reorganized Debtor or, as instructed by a Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of the Claim (before any distribution is made on account of the Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of the Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against the Claim holder.

N.   APPLICATION OF DISTRIBUTIONS

          To   the extent applicable, all distributions to a holder of an
Allowed Claim will apply first to the principal amount of such Claim until such principal amount is paid in full and then to any interest accrued on such Claim prior to the Petition Date, and the remaining portion of such distributions, if any, will apply to any interest accrued on such Claim after the Petition Date.

                                  ARTICLE VII.
                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.   TREATMENT OF DISPUTED CLAIMS

     1.   ADR PROCEDURES

          At   the Debtors' or, after the Effective Date, the Reorganized
Debtors' option, any Disputed Claim may be submitted to the ADR Procedures in accordance with the terms of the ADR Procedures. Disputed Claims not resolved through the ADR Procedures will be resolved pursuant to the Plan.

     2.   TORT CLAIMS

          At   the Debtors' or, after the Effective Date, the Reorganized
Debtors' option, any unliquidated Tort Claim (as to which a proof of Claim was timely Filed in the Chapter 11 Cases) not resolved through the ADR Procedures will be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. The Debtors or the Reorganized Debtors may exercise the above option by service upon the holder of the applicable Tort Claim of a notice informing the holder of such Tort Claim that the Debtors or the Reorganized Debtors have exercised such option. Upon a Debtor's or Reorganized Debtor's service of such notice, the automatic stay provided under section 362 of the Bankruptcy Code, or after the Effective Date, the discharge injunction, will be deemed modified, without the necessity for further Bankruptcy Court approval, solely to the extent necessary to allow the parties to determine or liquidate the Tort Claim in the applicable administrative or judicial tribunal(s). Notwithstanding the foregoing, at all times prior to or after the Effective Date, the Bankruptcy Court will retain jurisdiction relating to Tort Claims, including the Debtors' right to have such Claims determined and/or liquidated in the Bankruptcy Court (or the United States District Court having jurisdiction over the Chapter 11 Cases) pursuant to Section 157(b)(2)(B) of title 28 of the United States Code, as may be applicable. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this Section VII.A.2 and applicable non-bankruptcy law that is no longer appealable or subject to review will be deemed an Allowed Claim, as applicable, in Classes 5A, 5B, 5C, 5D, 5E and 5F against the applicable Debtor in such liquidated amount, provided that only the amount of such Allowed Claim that is less than or equal to the Debtor's self-insured retention or deductible in connection with any applicable insurance policy and is not satisfied from proceeds of insurance payable to the holder of such Allowed Claim under the Debtors' insurance policies will be treated as an Allowed Claim for the purposes of distributions under the Plan. In no event will a distribution be made under the Plan to the holder of a Tort Claim on account of any portion of an Allowed Claim in excess of the applicable Debtor's deductible or self-insured retention under any applicable insurance policy. In the event a Tort Claim is determined and liquidated pursuant to a judgment or order that is obtained in accordance with this Section VII.A.2 and is no longer appealable or subject to review, and applicable non-bankruptcy law provides for no recovery against the applicable Debtor, such Tort Claim will be deemed expunged without the necessity for further Bankruptcy Court approval upon the applicable Debtor's service of a copy of such judgment or order upon the holder of such Tort Claim. Nothing contained in this Section will constitute or be deemed a waiver of any claim, right or cause of action that a Debtor may have against any person or entity in connection with or arising out of any Tort Claim, including but not limited to any rights under section 157(b)(5) of title 28 of the United States Code. All claims, demands, rights, defenses and causes of action that the Debtors or the Reorganized Debtors may have against any person or entity in connection with or arising out of any Tort Claim are expressly retained and preserved.

     3.   DISPUTED INSURED CLAIMS

          The resolution of Disputed Insured Claims, including Tort Claims, pursuant to this Section VII.A shall be subject to the provisions of Section V.H of the Plan.

     4.   NO DISTRIBUTIONS PENDING ALLOWANCE

          Notwithstanding any other provision of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim, if ever. In lieu of distributions under the Plan to holders of Disputed Claims in Classes 5B, 5C, 5D, 5E and 5F, the Disputed Unsecured Claims Reserve will be established on the Effective Date to hold the Disputed Unsecured Claims Reserve Assets for the benefit of those Claim holders.

B.   PROSECUTION OF OBJECTIONS TO CLAIMS

     1.   OBJECTIONS TO CLAIMS

          All objections to Claims must be Filed and served on the holders of such Claims, and any amendment to the Schedules to reduce the scheduled Claim of such holder must be made by the Debtors or the Reorganized Debtors by the Claims Objection Bar Date. If an objection has not been Filed to a Claim or an amendment has not been made to the Schedules with respect to a scheduled Claim by the Claims Objection Bar Date, the particular Claim will be treated as an Allowed Claim if such Claim has not been allowed earlier.

     2.   AUTHORITY TO PROSECUTE OBJECTIONS

          a.   OBJECTIONS FILED PRIOR TO THE EFFECTIVE DATE

          After the Confirmation Date, but prior to the Effective Date, the Debtors and the Creditors' Committee will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court.

          b.   OBJECTIONS FILED ON OR AFTER THE EFFECTIVE DATE

          Except as provided herein, on or after the Effective Date, the Reorganized Debtors, in consultation with the Creditor Oversight Committee, will have the sole authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. In the event that the Reorganized Debtors have not Filed an objection to a General Unsecured Claim within 20 days of their receipt of a written request from the Creditor Oversight Committee that the Reorganized Debtors File such an objection, which written request shall in no event be served upon the Reorganized Debtors prior to the later of (i) 100 days after the Effective Date or (ii) 45 days after the Filing of a proof of Claim for such General Unsecured Claim, the Creditor Oversight Committee shall have the right to File an objection to such General Unsecured Claim.

          C. SETTLEMENT OR COMPROMISE OF DISPUTED CLAIMS ON OR AFTER THE EFFECTIVE DATE

          On   or after the Effective Date, only the Reorganized Debtors, in consultation with the Creditor Oversight Committee, may settle or compromise any Disputed Claim or any objection or controversy relating to any Claim, without approval of the Bankruptcy Court; provided, however, that if the Creditor Oversight Committee Files an objection to such settlement or compromise within ten Business Days of receiving written notice of such settlement or compromise, unless agreed to otherwise by the Parties, Bankruptcy Court approval will be required.

     3.   AUTHORITY TO AMEND SCHEDULES

          The Debtors or Reorganized Debtors, as applicable, will have the authority to amend the Schedules with respect to any Claim and to make distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor will provide (a) the holder of such Claim and (b) the Creditors' Committee or Creditor Oversight Committee (as applicable) with notice of such amendment and such parties will have 20 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the applicable Disbursing Agent may proceed with distributions based on such amended Schedules without approval of the Bankruptcy Court.

C.   DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE ALLOWED

          Distributions on account of Disputed Claims that become Allowed Claims after the Effective Date shall be made in accordance with Article VI of the Plan.

                                  ARTICLE VIII.
                          CONSOLIDATION OF THE DEBTORS

A.   CONSOLIDATION

          Pursuant to the Confirmation Order, the Bankruptcy Court shall approve the consolidation of the Consolidated Debtors solely for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. Pursuant to such order: (1) all assets and Liabilities of the Consolidated Debtors will be deemed merged; (2) all guarantees by one Consolidated Debtor of the obligations of any other Consolidated Debtor will be deemed eliminated so that any Claim against any Consolidated Debtor and any guarantee thereof executed by any other Consolidated Debtor and any joint or several liability of any of the Consolidated Debtors will be deemed to be one obligation of the Consolidated Debtors; and (3) each and every Claim Filed or to be Filed in the Chapter 11 Case of any of the Consolidated Debtors will be deemed Filed against the Consolidated Debtors and will be deemed one Claim against and a single obligation of the Consolidated Debtors.

          Such consolidation (other than for the purpose of implementing the Plan) shall not affect: (1) the legal and corporate structures of the Consolidated Debtors, subject to the right of the Consolidated Debtors to effect restructurings as provided in Section V.B; (2) pre- and post-Effective Date guarantees, liens and security interests that are required to be maintained (a) in connection with contracts or leases that were entered into during the Chapter 11 Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or (b) pursuant to the Plan; (3) Interests between and among the Consolidated Debtors; (4) distributions from any insurance policies or proceeds of such policies; and (5) the revesting of assets in the separate Reorganized Debtors pursuant to Section V.A.

B.   ORDER GRANTING CONSOLIDATION

          This Plan shall serve as a motion seeking entry of an order consolidating the Consolidated Debtors, as described and to the limited extent set forth in Section VIII.A above. Unless an objection to such consolidation is made in writing by any creditor affected by the Plan, Filed with the Bankruptcy Court and served on the parties listed in Section X.F on or before five days before either the Voting Deadline or such other date as may be fixed by the Bankruptcy Court, the consolidation order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto shall occur at or before the Confirmation Hearing. Notwithstanding this provision, nothing herein shall affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee in accordance with 28 U.S.C. Section 1930.

                                   ARTICLE IX.
                            RETENTION OF JURISDICTION

          Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

     A. Allow, disallow, determine, liquidate, reduce, classify, re-classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest (other than the liquidation of any Tort Claim in litigation that is Reinstated pursuant to the Plan and Asbestos Personal Injury Claims), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the amount, allowance, priority or classification of Claims or Interests;

     B. Either grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

     C. Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

     D. Ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

     E. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and either grant or deny any applications involving any Debtor or any Reorganized Debtor that may be pending on the Effective Date or brought thereafter;

     F. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Creditor Oversight Committee Agreement, the Disclosure Statement or the Confirmation Order;

     G. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan, the Creditor Oversight Committee Agreement or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, the Creditor Oversight Committee Agreement or any entity's rights arising from or obligations incurred in connection with the Plan, the Creditor Oversight Committee Agreement or such documents;

     H. Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

     I. Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

     J. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

     K. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     L. Enforce or clarify any orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

     M.   Enter a final decree or decrees closing the Chapter 11 Cases;

     N. Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

     O.   Recover all assets of the Debtors and their Estates, wherever located;
and

     P.   Hear any other matter not inconsistent with the Bankruptcy Code.

                                   ARTICLE X.
                            MISCELLANEOUS PROVISIONS

A.   MODIFICATION OF THE PLAN

          Subject to the restrictions on alteration, amendment and modification set forth in section 1127 of the Bankruptcy Code, the Appaloosa Investment Agreement, the Appaloosa Plan Support Agreement and Appendix R to the Union Settlement Agreements, the Debtors reserve the right to alter, amend or modify the Plan before the Effective Date.

B.   REVOCATION OF THE PLAN

          The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any claims by or against, or any Interests in, any Debtor; (2) prejudice in any manner the rights of any Debtor or any other party in interest; or (3) constitute an admission of any sort by any Debtor or any other party in interest.

C.   SEVERABILITY OF PLAN PROVISIONS

          If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.   SUCCESSORS AND ASSIGNS

          The rights, benefits and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

E.   THE APPALOOSA INVESTMENT AGREEMENT AND UNION SETTLEMENT AGREEMENTS

          Nothing in this Plan or the Disclosure Statement shall be deemed to be an amendment of the Appaloosa Investment Agreement or the Union Settlement Agreements. To the extent there is a conflict between the terms of the Plan and the Appaloosa Investment Agreement and/or the Union Settlement Agreements, the terms of the Appaloosa Investment Agreement and/or the Union Settlement Agreements shall control.

F.   SERVICE OF DOCUMENTS

          Any pleading, notice or other document required by the Plan or the Confirmation Order to be served on or delivered to (1) the Debtors and the Reorganized Debtors; (2) the Creditors' Committee; (3) the Retiree Committee;
(4) the Ad Hoc Bondholders' Committee; (5) Appaloosa; or (6) the Unions must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

     1.   THE DEBTORS AND REORGANIZED DEBTORS

          Corinne Ball, Esq.
          Richard H. Engman, Esq.
          JONES DAY
          222 East 41st Street
          New York, New York  10017
          Telephone: (212) 326-3939
          Facsimile: (212) 755-7306

                 - and -

          Heather Lennox, Esq.
          Carl E. Black, Esq.
          Ryan T. Routh, Esq.
          JONES DAY
          North Point
          901 Lakeside Avenue
          Cleveland, Ohio  44114
          Telephone: (216) 586-3939
          Facsimile: (216) 579-0212

                 - and -

          Jeffrey B. Ellman, Esq.
          JONES DAY
          1420 Peachtree Street, N.E.
          Suite 800
          Atlanta, Georgia  30309-3053
          Telephone: (404) 521-3939
          Facsimile: (404) 581-8330

          (Counsel to the Debtors and Reorganized Debtors)

     2.   THE CREDITORS' COMMITTEE

          Thomas Moers Mayer, Esq.
          Matthew J. Williams, Esq.
          Stephen D. Zide, Esq.
          KRAMER LEVIN NAFTALIS & FRANKEL LLP
          1177 Avenue of the Americas
          New York, New York  10036
          (212) 715-9100 (Telephone)
          (212) 715-8000 (Facsimile)

          (Counsel to the Creditors' Committee)

     3.   THE RETIREE COMMITTEE

          Trent P. Cornell, Esq.
          Jon Cohen, Esq.
          STAHL COWEN CROWLEY LLC
          55 West Monroe Street
          Suite 1200
          Chicago, Illinois  60603
          (312) 641-0060 (Telephone)
          (312) 641-6959 (Facsimile)

          (Counsel to the Retiree Committee)

     4.   THE AD HOC BONDHOLDERS' COMMITTEE

          Kristopher M. Hansen, Esq.
          Sayan Bhattacharyya, Esq.
          STROOCK & STROOCK & LAVAN LLP
          180 Maiden Lane
          New York, New York  10038
          (212) 806-6056 (Telephone)
          (212) 806-9056 (Facsimile)

          (Counsel to the Ad Hoc Bondholders' Committee)

     5.   APPALOOSA

          Gerard Uzzi, Esq.
          WHITE & CASE LLP
          1155 Avenue of the Americas
          New York, New York  10036
          (212) 819-8200 (Telephone)
          (212) 354-8113 (Facsimile)

          (Counsel to Appaloosa)

     6.   THE UNIONS

          Niraj R. Ganatra, Esq.
          Associate General Counsel
          International Union, United Automobile, Aerospace
           and Agricultural Implement Workers of America
          8000 East Jefferson Avenue
          Detroit, Michigan  48214
          (313) 926-5216 (Telephone)
          (313) 926-5240 (Facsimile)

                 - and -

          Lowell Peterson, Esq.
          Meyer Suozzi English & Klein PC
          1350 Broadway
          Suite 501
          New York, New York  10018
          (212) 239-4999 (Telephone)
          (212) 239-1311 (Facsimile)

          (Counsel to the UAW)

                 - and -

          David R. Jury, Esq.
          Associate General Counsel
          United Steel, Paper and Forestry, Rubber, Manufacturing,
           Energy, Allied Industrial and Service Workers International Union Five Gateway Center
          Suite 807
          Pittsburgh, Pennsylvania  15222
          (412) 562-2400 (Telephone)
          (412) 562-2574 (Facsimile)

                 - and -

          Babette Ceccotti, Esq.
          Cohen Weiss and Simon LLP
          330 West 42nd Street
          New York, New York  10036
          (212) 356-0227 (Telephone)
          (646) 473-8227 (Facsimile)

          (Counsel to the Unions)

Dated: _____ __, 2007                 Respectfully submitted,

                                      Dana Corporation, on its own behalf and
                                      on behalf of each affiliate Debtor


                                      By:
                                          -----------------------------------
                                      Name:  Marc S. Levin
                                      Title: Acting Secretary

COUNSEL:

Corinne Ball (CB 8203)
Richard H. Engman (RE 7861)
JONES DAY
222 East 41st Street
New York, New York  10017
Telephone: (212) 326-3939
Facsimile: (212) 755-7306

Heather Lennox (HL 3046)
Carl E. Black (CB 4803)
Ryan T. Routh (RR 1994)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio  44114
Telephone: (216) 586-3939
Facsimile: (216) 579-0212

Jeffrey B. Ellman (JE 5638)
JONES DAY
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia  30309-3053
Telephone: (404) 521-3939
Facsimile: (404) 581-8330

ATTORNEYS FOR DEBTORS
AND DEBTORS IN POSSESSION